Exhibit 4.1

Execution Version

INDENTURE

Dated as of September 27, 2024

among

MATTHEWS INTERNATIONAL CORPORATION

THE GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO

and

TRUIST BANK,

as Trustee and Collateral Agent

8.625% SENIOR SECURED SECOND LIEN NOTES DUE 2027

i

Appendix A	Provisions Relating to Initial Notes and Additional Notes

Exhibit A	Form of Note
Exhibit B	Form of Institutional Accredited Investor Transferee Letter of Representation
Exhibit C	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

INDENTURE, dated as of September 27, 2024, among Matthews International Corporation, a Pennsylvania corporation (the “Company”), the Guarantors listed on the signature pages hereto and Truist Bank, as Trustee and Collateral Agent.

W I T N E S S E T H

WHEREAS, the Company has duly authorized the creation of an issue of $300,000,000 aggregate principal amount of 8.625% Senior Secured Second Lien Notes due 2027 (the “Initial Notes”); and

WHEREAS, the Company and each of the Guarantors have duly authorized the execution and delivery of this Indenture;

NOW, THEREFORE, the Company, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

“Acquired Debt” means, with respect to any specified Person, (1) Debt of any other Person or any of its Subsidiaries existing at the time such Person is merged with or into or became a Restricted Subsidiary of such specified Person, (2) Debt assumed in connection with the acquisition of assets from such Person or (3) Debt secured by a Lien encumbering any assets acquired by such specified Person, in each case, whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Debt shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clauses (2) and (3) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Section 2.01 and Section 4.09, whether or not they bear the same CUSIP number as the Initial Notes.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing; provided that exclusively for purposes of Section 4.14 and Section 4.16 beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“After-Acquired Property” means (i) any property (other than Excluded Property) that is intended to be Collateral acquired by the Company or a U.S. Guarantor that is not automatically subject to a perfected security interest under the Security Documents and (ii) any property that secures (or purports to secure) any First Priority Obligations, in each case, which the Company or such Guarantor will provide a Second Priority Lien over such property (or, in the case of a new U.S. Guarantor, such of its property) in favor of the Collateral Agent and deliver certain certificates and opinions in respect thereof, all as and to the extent required by this Indenture and the First Priority/Second Priority Intercreditor Agreement.

“Agent” means Registrar, Paying Agent, Collateral Agent, transfer agent or authenticating agent.

“Applicable Premium” means, with respect to a Note on any date of redemption, the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on October 1, 2025 (such redemption price being described under Section 3.07), plus (ii) all required interest payments due on such Note through October 1, 2025 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the then outstanding principal amount of such Note.

The Applicable Premium shall be calculated by the Company, and the Trustee shall have no duty to verify such calculation.

“Asset Sale” means any direct or indirect transfer, conveyance, issuance, sale, lease (other than an operating lease entered into in the ordinary course of business) or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Restricted Subsidiaries to any Person in any single transaction or series of related transactions of:

(1) Capital Interests in a Subsidiary (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law); or

(2) any other property or assets;

provided, however, that the term “Asset Sale” shall exclude:

(a) any asset disposition permitted by Section 5.01 that constitutes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole or a disposition that constitutes a Change of Control;

(b) any transfer, conveyance, sale, lease or other disposition of property or assets having a Fair Market Value of less than the greater of (x) $35.0 million and (y) 2.0% of the Total Assets of the Company and its Restricted Subsidiaries in the aggregate;

(c) sales or other dispositions of cash or Eligible Cash Equivalents in the ordinary course of business;

(d) any sale of Capital Interests in, or Debt or other securities of, an Unrestricted Subsidiary;

(e) the sale and leaseback of any assets within 180 days of the acquisition thereof;

(f) the disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of, in each case, in the ordinary course of business;

(g) for purposes of Section 4.16 only, the making of a Permitted Investment or Restricted Payment (other than a Permitted Investment or Restricted Payment to the extent such transaction results in the contemporaneous receipt of cash or Eligible Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition that is permitted pursuant to Section 4.08;

(h) any trade-in of equipment in exchange for other equipment; provided that in the good faith judgment of the Company, the Company or such Restricted Subsidiary receives equipment having a Fair Market Value equal to or greater than the equipment being traded in;

(i) the concurrent purchase and sale or exchange of Related Business Assets between the Company or any of its Restricted Subsidiaries, on the one hand, and another Person, on the other hand, to the extent that the Related Business Assets received by the Company or its Restricted Subsidiaries are of equivalent or better Fair Market Value than the Related Business Assets transferred;

(j) the creation of a Permitted Lien (but not the sale or other disposition of the property subject to such Lien);

(k) leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries and otherwise in accordance with the provisions of this Indenture;

(l) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivable Subsidiary) or a Person that will become a Restricted Subsidiary (other than a Receivable Subsidiary) immediately following such disposition;

(m) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and consistent with past practice;

(n) licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business;

(o) any transfer, conveyance, sale or other disposition of property or assets consisting of auction rate securities;

(p) any transfer of accounts receivable or related assets, or a fractional undivided interest therein, in a Qualified Receivables Transaction;

(q) any sales of accounts receivable or related assets, directly or indirectly, pursuant to a Qualified Receivables Transaction;

(r) foreclosures on assets to the extent it would not otherwise result in a Default or Event of Default;

(s) a disposition of inventory in the ordinary course of business;

(t) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(u) the unwinding of any Hedging Obligation or Swap Contract;

(v) an issuance of Capital Interests by a Restricted Subsidiary or a Person that will become a Restricted Subsidiary immediately following the formation of the joint venture to a joint venture partner in connection with the formation of a joint venture in consideration for the substantially concurrent contribution of property or assets to such Restricted Subsidiary, which property or assets have a Fair Market Value that is at least equal to the Fair Market Value of such Capital Interests;

(w) the lapse, abandonment or other dispositions of intellectual property that is, in the reasonable good faith judgment of the Company, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Company or any of its Restricted Subsidiaries; or

(x) any disposition of non-core assets acquired in connection with a transaction or series of related transactions pursuant to which a Person becomes (including by redesignation) a Restricted Subsidiary of the Company after the Issue Date or is merged or consolidated with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or any of its Restricted Subsidiaries or that is a purchase of all or substantially all of the assets of (or all or substantially all of the assets constituting a business unit, division, product line or line of business of) such Person.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may, at the option of the lessor, be extended), determined in accordance with GAAP; provided, however, that if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Debt represented thereby, will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Interests, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (b) the amount of such principal payment of such Debt or redemption or similar payment with respect to such Preferred Interests by (2) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal, state or foreign law for the relief of debtors.

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and “beneficial owner” has a corresponding meaning.

“Board of Directors” means, (1) with respect to the Company, its supervisory board, management board or any duly authorized committee thereof, as applicable, and (2) with respect to any Restricted Subsidiary, its management board or board of directors (or the substantial equivalent if such entity is not a corporation) or any duly authorized committee thereof, as applicable.

“Business Day” means each date that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, or where the corporate trust office of the Trustee is located, are authorized or required by law to close.

“Capital Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

“Capital Lease” means any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which is required by GAAP to be reflected as a debt or a component of debt on the balance sheet of the lessee, other than any operating lease that would not be required to be capitalized and reflected as a liability on a balance sheet in accordance with GAAP prior to December 15, 2018.

“Capital Lease Obligation” means, with respect to each Capital Lease, the amount of debt or component of debt reflecting the aggregate discounted amount of future payments under such Capital Lease calculated in accordance with GAAP, statement of financial accounting standards Financial Accounting Standards Board — Accounting Standard Codification 840 (as in effect and in force on the Issue Date, which, for the avoidance of doubt, does not require the classification of operating leases as capital leases).

“Cash Management Services” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer and other cash management arrangements (including all Treasury Management Agreements (as defined in the Senior Credit Facility as in effect on the Issue Date)).

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act (except a Permitted Parent), except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets); or

(2) the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (except a Permitted Parent); or

(3) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral” means all assets and property subject or purported to be subject, from time to time, to a Lien as security for any Notes Obligation under any Security Document.

“Collateral Agent” means Truist Bank, in its capacity as Collateral Agent under this Indenture and the Security Documents, together with its successors.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Interests” of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to Capital Interests of any other class in such Person.

“Company” means the party named as such in the first paragraph of this Indenture or any successor obligor to its obligations under this Indenture and the Notes pursuant to Article 5.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a) Consolidated Interest Expense; plus

(b) Consolidated Income Taxes; plus

(c) all other non-cash expenses or losses included in Consolidated Net Income (excluding depreciation, depletion and amortization); plus

(d) losses from asset dispositions outside the ordinary course of business; plus

(e) non-cash losses from discontinued operations; plus

(f) other extraordinary charges, non-recurring losses and/or non-recurring expenses (including, without limitation, the costs incurred to achieve synergies); plus

(g) pro forma “run rate” cost savings, operating expense reductions, operating improvements and cost synergies related to any Specified Transaction consummated by the Company or any of its Restricted Subsidiaries that are reasonably identifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or expected to be taken (in the good faith determination of the Company) within twenty-four (24) months after any such Specified Transaction is consummated, net of the amount of any actual cost savings, operating expense reductions, operating improvements and cost synergies realized prior to or during the period of determination (“Net Savings”); provided, however, that the aggregate amount of such Net Savings shall not exceed twenty-five percent (25%) of Consolidated EBITDA for the applicable period of determination (such percentage, in each case, calculated before any amounts are added to Consolidated EBITDA pursuant to this clause (g)); plus

(h) transaction fees and costs incurred and paid in connection with any debt or equity issuance to the extent such fees and costs are not or will not be reflected in Consolidated Interest Expense; plus

(i) depreciation, depletion and amortization, in each case determined and consolidated for each such Person in accordance with GAAP; provided, however, in the event of an acquisition or disposition of a Subsidiary or material line of business or a material division during the period of determination and solely for the purposes of determining the Net Leverage Ratio, as the case may be, such calculation shall (a) in the case of such a disposition, exclude for the period of determination, depreciation, depletion and amortization attributable to the disposed of Subsidiary, line of business, or division as if such disposition had occurred at the beginning of such period of determination and (b) in the case of such an acquisition, include for the period of determination the depreciation, depletion and amortization attributable to the acquired Subsidiary, line of business, or division as if such acquisition had occurred at the beginning of such period of determination;

(2) decreased (without duplication), in each case to the extent added in determining Consolidated Net Income, by non-cash items, gains from asset dispositions outside the ordinary course of business and other extraordinary, non-recurring income (excluding any such items which represent the recognition of deferred revenue, the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period, and any such items for which cash was received in a prior period that did not increase Consolidated EBITDA in any prior period) and if Consolidated Income Taxes is a benefit, by the amount of such benefit, and

(3) increased or decreased (without duplication) to eliminate the following items to the extent reflected in such Consolidated Net Income:

(a) any unrealized net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815, Derivatives and Hedging;

(b) any net gain or loss resulting in such period from currency translation gains or losses pursuant to Accounting Standards Codification Topic 830, Foreign Currency Matters, related to currency remeasurements of Debt; and

(c) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements in such period pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition.

Notwithstanding the foregoing, clauses (1)(b) through (e) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1)(b) through (e) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval, pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the four full fiscal quarters, treated as one period, for which internal financial statements are available immediately preceding the date of the transaction (the “Transaction Date”) (such four full fiscal quarter period being referred to herein as the

“Four Quarter Period”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio to (y) the aggregate amount of Consolidated Fixed Charges of such Person for such Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation, to any Specified Transactions occurring during the Four Quarter Period or any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Specified Transactions occurred on the first day of such Four Quarter Period. For purposes of this definition, pro forma calculations shall be made in the good faith determination of a responsible financial or accounting officer of the Company, and any such pro forma calculation may include, without limitation, adjustments calculated in accordance with Regulation S-X under the Securities Act; provided that any cost savings, operating expense reductions, operating improvements and cost synergies shall be calculated on a basis consistent with clause (1)(g) of the definition of “Consolidated EBITDA.”

Furthermore, in calculating this “Consolidated Fixed Charge Coverage Ratio”:

(1) if the Company or any Restricted Subsidiary has Incurred any Debt since the beginning of the applicable Four Quarter Period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio includes an Incurrence of Debt, Consolidated EBITDA and Consolidated Interest Expense for such Four Quarter Period will be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such Four Quarter Period and the discharge of any other Debt repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such Four Quarter Period;

(2) if the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Debt since the beginning of the Four Quarter Period that is no longer outstanding on such Transaction Date or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio includes a discharge of Debt (in each case, other than Debt Incurred under any revolving Debt Facility unless such Debt has been permanently repaid and the related commitment terminated and not replaced), Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of Debt, including with the proceeds of such new Debt, as if such discharge had occurred on the first day of such Four Quarter Period;

(3) subject to clause (2) above, the amount of Debt under any revolving Debt Facility outstanding on the Transaction Date (other than any Debt Incurred under such facility in connection with the transaction giving rise to the calculation of the Consolidated Fixed Charge Coverage Ratio) will be deemed to be: (A) the average daily balance of such Debt during such Four Quarter Period or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such Four Quarter Period, the average daily balance of such Debt during the period from the date of creation of such facility to the date of such determination;

(4) interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP;

(5) if any Debt to which pro forma effect is being given bears a floating rate of interest, the interest expense on such Debt will be calculated as if the rate in effect on the Transaction Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Debt if such Hedging Obligation has a remaining term as at the Transaction Date in excess of 12 months); and

(6) if interest on any Debt actually Incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Debt of a third Person and such Guarantee or the Debt subject thereto is not otherwise included in the calculation of Consolidated Fixed Charges, the calculation of the Consolidated Fixed Charge Coverage Ratio shall give effect to the Incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly Incurred or otherwise assumed such Guaranteed Debt and as if such Guarantee occurred on the first day of the Four Quarter Period.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

(1) Consolidated Interest Expense; and

(2) all cash dividends and other distributions paid (excluding items eliminated in consolidation) in respect of Redeemable Capital Interests; and

(3) all cash dividends and other distributions paid (excluding items eliminated in consolidation) on Preferred Interests.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or any of its consolidated Restricted Subsidiaries or other payments required to be made by such Person or any of its consolidated Restricted Subsidiaries to any Governmental Authority, which taxes or other payments are calculated by reference to the income or profits or capital of such Person or any of its consolidated Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any Governmental Authority.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of the total interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation or duplication:

(1) any amortization of debt discount and debt issuance costs; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(2) the net cost under any Hedging Obligation or Swap Contract in respect of interest rate protection (including any amortization of discounts);

(3) the interest portion of any deferred payment obligation;

(4) all commissions, discounts and other fees and charges owed with respect to financing activities or similar activities, including with respect to any Qualified Receivables Transaction;

(5) non-cash interest expense;

(6) the interest expense on Debt of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(7) all accrued interest;

(8) the product of (a) all dividends paid or payable, in cash, Eligible Cash Equivalents or Debt or accrued during such period on any series of Redeemable Capital Interests or on Preferred Interests of Non-Guarantor Subsidiaries payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case on a consolidated basis and in accordance with GAAP;

(9) (a) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP and (b) the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP; and

(10) all capitalized interest of such Person and its Restricted Subsidiaries for such period;

provided, however, that Consolidated Interest Expense will exclude (a) the amortization of deferred financing fees, and (b) any expensing of interim loan commitment and other interim financing fees (provided, however, that any such fees will increase Consolidated Interest Expense in future periods to the extent that such fees become permanent as a result of the contemplated financing transaction not being consummated or otherwise).

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; excluding (and excluding the effect of):

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a) the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary to or on account of such Person;

(2) solely for the purpose of determining the Available Restricted Payments Amount, any net income (but not loss) of any Restricted Subsidiary (other than a Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a) the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets and investments in debt and equity securities); and

(4) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made).

“Corporate Trust Office of the Trustee” means the designated office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 2713 Forest Hills Road, S.W., Building 2, Floor 2, Wilson, North Carolina 27893, Attention: Corporate Trust and Escrow Services, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following:

(1) all indebtedness of such Person for money borrowed or for the deferred purchase price of property or assets, excluding any trade payables or other current liabilities Incurred in the normal course of business;

(2) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments;

(3) the principal component of all obligations in respect of letters of credit, bankers’ acceptances or similar instruments issued for the account of such Person (including any reimbursement obligations with respect thereto), but excluding any such obligations in respect of letters of credit, bankers’ acceptances or similar instruments (including any reimbursement obligations with respect thereto) issued in respect of obligations incurred in the ordinary course of business that do not constitute Debt and that are not drawn upon or, if drawn upon, are satisfied within 30 days of incurrence;

(4) all indebtedness created or arising under any conditional sale or other title retention agreement (other than operating leases) with respect to property or assets acquired by such Person;

(5) all Capital Lease Obligations of such Person;

(6) the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Redeemable Capital Interests or, with respect to any Non-Guarantor Subsidiary, any Preferred Interests (but excluding, in each case, any accrued dividends);

(7) any Swap Contracts and Hedging Obligations of such Person at the time of determination;

(8) Attributable Debt with respect to any Sale and Leaseback Transaction to which such Person is a party;

(9) all obligations of the types referred to in clauses (1) through (8) of this definition of another Person, the payment of which, in either case, (a) such Person has Guaranteed or (b) is secured by (or the holder of such Debt or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt; and

(10) to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction, if and to the extent that any of the foregoing items would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

For purposes of the foregoing: (a) the maximum mandatory repurchase price of any Redeemable Capital Interests or Preferred Interests that do not have a mandatory repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests or Preferred Interests as if such Redeemable Capital Interests or Preferred Interests were repurchased on any date on which Debt shall be required to be determined pursuant to this Indenture; provided, however, that, if such Redeemable Capital Interests or Preferred Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests or Preferred Interests; (b) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP; (c) the amount of any Debt described in clause (7) is the net amount payable (after giving effect to permitted setoff) if such Swap Contracts or Hedging Obligations are terminated at that time due to default of such Person; (d) the amount of any Debt described in clause (9)(a) above shall be the stated or determinable amount of or, if not stated or if indeterminable, the maximum reasonably anticipated liability under any such Guarantee and (e) the amount of any Debt described in clause (9)(b) above shall be the lesser of (i) the maximum amount of the obligations so secured and (ii) the Fair Market Value of such property or other assets.

Notwithstanding the foregoing, (1) in connection with the purchase by the Company or any Restricted Subsidiary of any business or assets, the term “Debt” will exclude (a) customary indemnification or contribution obligations and (b) post-closing payment adjustments (including earn-out obligations) to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter, (2) the term “Debt” will exclude debt that has been defeased, satisfied and discharged, repaid, retired, repurchased or redeemed in accordance with its terms and, to the extent such defeasance, satisfaction and discharge, repayment, retirement, repurchase or redemption constitutes a Restricted Payment, in accordance with Section 4.08 and (3) the term “Debt” will exclude obligations in respect of surety, appeal or performance bonds issued in respect of obligations incurred in the ordinary course of business that do not constitute Debt and that are not paid upon or, if paid upon, are satisfied within 30 days of incurrence.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations and Guarantees as described above and, only upon the occurrence of the contingency giving rise to the obligations, the maximum reasonably anticipated liability of any contingent obligations (other than Guarantees) at such date. If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Debt of a third Person, the amount of Debt of such Person shall give effect to the Incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly Incurred or otherwise assumed such Guaranteed Debt.

“Debt Facilities” means one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or any indentures or other issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee and whether provided under the original Senior Credit Facility or any other credit or other agreement or indenture).

“Debt Facility Documents” means the collective reference to any Debt Facility, any loans issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration, including Related Business Assets and Capital Interests in a Restricted Subsidiary, received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation less the amount of cash or Eligible Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Discharge of Senior Lender Claims” has the meaning set forth in the First Priority/Second Priority Intercreditor Agreement.

“DTC” means The Depository Trust Company.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under the laws of any other applicable jurisdiction), pursuant to which the Dividing Person may or may not survive.

“Eligible Cash Equivalents” means any of the following Investments: (1) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than two years after the date of acquisition; (2) time deposits in and certificates of deposit of any bank or trust company the senior Debt of which is rated at least “A-2” by Moody’s or at least “A” by S&P or that are guaranteed by the Federal Deposit Insurance Corporation; provided that such Investments have a maturity date not more than two years after date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (3) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (1) above; (4) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof; provided that such Investments mature, or are subject to tender at the option of the holder thereof, within two years after the date of acquisition and, at the time of acquisition, have a rating of at least “A” from S&P or “A-2” from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (5) commercial paper of any Person other than an Affiliate of the Company ; provided that such Investments have one of the two highest ratings obtainable from either S&P or Moody’s and mature within 180 days after the date of acquisition; (6) overnight and demand deposits in and bankers’ acceptances of any bank or trust company; (7) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (1) through (6) or that are rated “AAA” by either S&P or Moody’s; (8) Investments equivalent to those referred to in clauses (1) through (7) above or funds equivalent to those referred to in clause (7) above denominated in U.S. dollars or any foreign currency issued by a foreign issuer or bank comparable in credit quality and tender to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by the Company or any Restricted Subsidiary; and (9) notes, bonds and debentures issued by Persons with a rating of “A” or higher by S&P or “A2” or higher by Moody’s maturing not more than one year after the date of acquisition.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Property” has the meaning given to such term in the Security Agreement.

“Existing Notes” means the 5.250% Senior Notes due 2025 issued by the Company pursuant to that certain Indenture, dated as of December 6, 2017 and guaranteed by certain Subsidiaries of the Company, as the same may be amended.

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Company. In the case of a transaction between the Company or a Restricted Subsidiary, on the one hand, and a Receivable Subsidiary, on the other hand, if the Board of Directors determines in its sole discretion that such determination is appropriate, a determination as to Fair Market Value may be made at the commencement of the transaction and be applicable to all dealings between the Receivable Subsidiary and the Company or such Restricted Subsidiary during the course of such transaction.

“First Lien Debt” means Secured Debt other than any Secured Debt secured by a Lien that is pari passu with or junior to the Lien securing the Notes.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (1) First Lien Debt of the Company and its Restricted Subsidiaries (excluding any Hedging Obligations and Swap Contracts that are Incurred in the ordinary course of business (and not for speculative purposes)) as of the end of the most recent Four Quarter Period for which internal financial statements are available, minus the amount, on the applicable date of determination, of unrestricted cash and Eligible Cash Equivalents of the Company and its Restricted Subsidiaries to (2) the Company’s Consolidated EBITDA for the most recent Four Quarter Period for which internal financial statements are available, in each case with such pro forma adjustments to the amount of consolidated First Lien Debt, unrestricted cash and Eligible Cash Equivalents, and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio (but giving effect to any repayment of Debt Incurred under any revolving Debt Facility and without giving effect to clause (iii) of such definition).

“First Priority Credit Documents” means the Senior Credit Facility and each of the other agreements, documents and instruments providing for or evidencing any other First Priority Obligation under Debt Facilities and any other document or instrument executed or delivered at any time in connection with any First Priority Obligation under the Debt Facilities (including any intercreditor or joinder agreement among holders of First Priority Obligations but excluding documents governing Hedging Obligations), to the extent such are effective at the relevant time, as each may be amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“First Priority Credit Obligations” means (i) any and all amounts payable under or in respect of any Debt Facility and the other Debt Facility Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Senior Credit Facility), including principal, premium (if any), interest (including Post-Petition Interest accruing on or after the filing of any Proceeding relating to the Company whether or not a claim for Post-Petition Interest is allowed or allowable in such Proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect of, in each case, to the extent secured by a Permitted Lien incurred or deemed incurred to secure Debt under the Debt Facilities constituting First Priority Obligations pursuant to clause (ii) and sub clause (i) of the proviso in clause (31) of the definition of “Permitted Liens,” and (ii) all other Obligations of the Company or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of Cash Management Services in each case owing to a Person that is a holder of Debt described in clause (i) above or an Affiliate of such holder at the time of entry into such Hedging Obligations or Cash Management Services.

“First Priority Documents” means the First Priority Credit Documents and all other documents governing First Priority Obligations, pursuant to which Liens have been granted to secured First Priority Obligations and all other documents, instruments and agreements executed pursuant to any of the foregoing.

“First Priority Liens” means all Liens on any Collateral securing the First Priority Obligations pursuant to the First Priority Documents.

“First Priority Obligations” means (i) the First Priority Credit Obligations and (ii) any and all amounts payable under or in respect of any Future First Lien Debt.

“First Priority Secured Parties” means (1) the Senior Secured Credit Facilities Secured Parties and (2) any Future First Lien Debt Secured Parties.

“First Priority/Second Priority Intercreditor Agreement” means the intercreditor agreement, dated as of the Issue Date, among Citizens Bank, N.A., as administrative agent under the Senior Credit Facility, and the Collateral Agent, as it may be amended from time to time in accordance with this Indenture.

“Fitch” means Fitch Ratings, Inc. or any successor to its rating agency business.

“Foreign Guarantor” means any Guarantor that is not organized under the laws of the United States or any state thereof or the District of Columbia.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States or any state thereof or the District of Columbia.

“Four Quarter Period” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Future First Lien Debt” means any Debt of the Company and/or the U.S. Guarantors that is secured by a Lien on the Collateral (other than a Lien that is pari passu with or junior to the Lien securing the Notes), as permitted by this Indenture; provided that (i) the trustee, agent or other authorized representative for the holders of such Debt shall execute a joinder to the First Priority/Second Priority Intercreditor Agreement and (ii) the Company shall designate such Debt as Future First Lien Debt under the First Priority/Second Priority Intercreditor Agreement.

“Future First Lien Debt Secured Parties” means holders of any Future First Lien Obligations and any trustee, authorized representative or agent of such Future First Lien Obligations.

“Future First Lien Obligations” means Obligations in respect of Future First Lien Debt.

“Future Second Lien Debt” means any Debt of the Company and/or the U.S. Guarantors that is secured by a Lien on the Collateral ranking equally and ratably with the Notes as permitted by this Indenture; provided that (i) the trustee, agent or other authorized representative for the holders of such Debt (other than in the case of Additional Notes) shall execute a joinder to the Security Documents and the First Priority/Second Priority Intercreditor Agreement and (ii) the Company shall designate such Debt as Future Second Lien Debt under the First Priority/Second Priority Intercreditor Agreement.

“Future Second Lien Debt Secured Parties” means holders of any Future Second Lien Obligations and any trustee, authorized representative or agent of such Future Second Lien Obligations.

“Future Second Lien Obligations” means Obligations in respect of Future Second Lien Debt.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, which are in effect on the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Government Securities” means securities that are (1) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as applied to any Debt of another Person, (1) a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt, (2) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner and (3) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment (or payment of damages in the event of non-payment) of all or any part of such Debt of another Person (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing).

“Guarantor” means each Restricted Subsidiary that provides a Note Guarantee on the Issue Date and any other Restricted Subsidiary that provides a Note Guarantee after the Issue Date; provided that upon release or discharge of such Restricted Subsidiary from its Note Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be a Guarantor.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any foreign exchange agreement, currency swap agreement, interest rate exchange, swap, cap, collar, adjustable strike cap, adjustable strike corridor agreements or any other similar hedging agreements or arrangements entered into by the Company or a Restricted Subsidiary in the ordinary course of business and not for speculative purposes.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means, with respect to any Debt of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or the recording, as required pursuant to GAAP or other applicable accounting standards, of any such Debt on the balance sheet of such Person; provided, however, that any Debt or Capital Interests of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. “Incurrence” and “Incurred” shall have meanings that correspond to the foregoing. In addition, the following shall not be deemed a separate Incurrence of Debt:

(1) amortization of debt discount or accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms;

(3) the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

(4) unrealized losses or charges in respect of Hedging Obligations.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Permitted Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Notes” has the meaning set forth in the recitals hereto.

“interest” with respect to the Notes means interest with respect thereto.

“Interest Payment Date” means April 1 and October 1 of each year to the Stated Maturity of the Notes.

“Investment” by any Person means any direct or indirect loan, advance, guarantee for the benefit of (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (1) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person, (2) the purchase, acquisition or Guarantee of the Debt of another Person, and (3) the purchase or acquisition of a line of business of or all or substantially all of the assets of another Person, but shall exclude: (a) accounts receivable and other extensions of trade credit in accordance with the Company’s customary practices; (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business; and (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business.

“Investment Grade Rating” designates a rating of: BBB- or higher by S&P, Baa3 or higher by Moody’s or BBB- by Fitch, or the equivalent of such ratings by S&P, Moody’s or Fitch. In the event that the Company shall select any other Rating Agency as provided under the definition of the term “Rating Agencies,” the equivalent of such ratings by such Rating Agency shall be used.

“Issue Date” means September 27, 2024.

“Junior Priority Debt” means other Debt of the Company and/or the Guarantors that is secured by Liens on the Collateral ranking junior in priority to the Liens securing the Notes as permitted by this Indenture.

“LCT Determination Date” means (i) the date a definitive agreement for such Limited Condition Transaction is entered into, in the case of a Limited Condition Transaction described in clause (a) of the definition thereof, or (ii) the date on which irrevocable notice of the applicable redemption, repurchase, defeasance, satisfaction and discharge or repayment of Debt, Redeemable Capital Interests or Preferred Interests is delivered, in the case of a Limited Condition Transaction described in clause (b) of the definition thereof.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment or conveyance for security purposes, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance or other security agreement or arrangement of any kind or nature whatsoever on or with respect to such property or other asset, whether or not filed, recorded or otherwise perfected under applicable law, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof or Sale and Leaseback Transaction, any option or other agreement to sell or give a security interest in and any authorized filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means any (a) acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Interests or otherwise, of any assets, business or Person, or any other Investment by one or more of the Company and its Restricted Subsidiaries permitted by this Indenture (and including the incurrence or assumption of Debt in connection therewith), in each case, whose consummation is not conditioned on the availability of, or on obtaining, third-party financing, and (b) redemption, repurchase, defeasance, satisfaction and discharge or repayment of Debt, Redeemable Capital Interests or Preferred Interests requiring the giving of advance irrevocable notice of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Material Intellectual Property” means any intellectual property that is material to the normal operation of the business of the Company and its Restricted Subsidiaries, taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Net Available Cash” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of:

(1) all reasonable out-of-pocket costs and expenses of such Person Incurred in connection with such a sale, including, without limitation, all legal, accounting, title and recording tax expenses, commissions, brokerage fees, investment banker fees, consultant fees and other fees and expenses Incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP (whether or not such taxes will actually be paid or payable and after taking into account any available tax credit or deductions and any tax sharing arrangements) by such Person;

(2) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Restricted Subsidiary thereof) in connection with such Asset Sale;

(3) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

(4) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction;

provided, however, that (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Available Cash) is required by (i) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (ii) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to such Person from escrow or otherwise, and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Available Cash only at such time as it is so converted.

“Net Cash Proceeds,” with respect to any issuance or sale of Qualified Capital Interests, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Debt” means, as of on any date of determination, the amount of Debt of the Company and its Restricted Subsidiaries minus the amount, on the applicable date of determination, of unrestricted cash and Eligible Cash Equivalents of the Company and its Restricted Subsidiaries.

“Net Leverage Ratio” means, as of any date of determination, the ratio of (x) Net Debt of the Company and its Restricted Subsidiaries (excluding any Hedging Obligations and Swap Contracts that are Incurred in the ordinary course of business (and not for speculative purposes)) as of the end of the most recent Four Quarter Period for which internal financial statements are available to (y) the Company’s Consolidated EBITDA for the most recent Four Quarter Period for which internal financial statements are available, in each case with such pro forma adjustments to the amount of consolidated Net Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio (but giving effect to any repayment of Debt Incurred under any revolving Debt Facility and without giving effect to clause (3) of such definition).

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Debt” means Debt of a Person:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Debt) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or any Restricted Subsidiary to declare a default under such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries, except that Standard Securitization Undertakings shall not be considered recourse.

“Non-Recourse Receivable Subsidiary Debt” has the meaning set forth in the definition of “Receivable Subsidiary.”

“Notes” means the Initial Notes and any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall include any Additional Notes that may be issued under a supplemental indenture and Notes to be issued upon transfer, replacement or exchange of Notes.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Company’s other Obligations under this Indenture by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Notes Documents” means the Notes (including Additional Notes), the Note Guarantees, this Indenture, the Security Documents and the First Priority/Second Priority Intercreditor Agreement.

“Notes Obligations” means all Obligations of the Company and the Guarantors under the Notes, this Indenture and the Security Documents.

“Obligations” means any principal, premium, interest (including any Post-Petition Interest at the rate provided for in the documentation with respect thereto, whether or not such Post-Petition Interest is an allowed or allowable claim under applicable bankruptcy, state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt (including, for avoidance of doubt, this Indenture).

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company by first class mail, postage prepaid, to each Holder at such Holder’s address appearing in the Note Register on the date of the Offer or electronically via the facilities of DTC or the applicable Depositary, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Purchase Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 10 days or more than 60 days after the date of mailing of such Offer (or, if such Offer is conditioned upon the occurrence of a Change of Control, not more than 60 days after the date of such Change of Control) and a settlement date (the “Purchase Date”) for purchase of Notes within five Business Days after the Purchase Expiration Date. The Company shall notify the Trustee in writing at least three Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing (or electronic transmission) of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed (or electronically transmitted) by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1) the Section of this Indenture pursuant to which the Offer to Purchase is being made;

(2) the Purchase Expiration Date and the Purchase Date;

(3) the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the “Purchase Amount”);

(4) the purchase price to be paid by the Company for each $1,000 principal amount of Notes (as specified pursuant to this Indenture) (the “Purchase Price”);

(5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof);

(6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7) that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8) that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Purchase Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its paying agent) receives, not later than the close of business on the Purchase Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of such Holder’s tender;

(11) that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof shall be purchased); and

(12) if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee, upon receipt of an Authentication Order, shall authenticate and deliver such Holder without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Offering Memorandum” means the offering memorandum dated September 23, 2024 related to the offer and sale of the Notes.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Managing Director, Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. Officer of any Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company and provided to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Permitted Business” means any business similar in nature to any business conducted by the Company and its Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Company and its Restricted Subsidiaries on the Issue Date, in each case, as determined in good faith by the Company.

“Permitted Debt” means:

(1) Debt of the Company or any Restricted Subsidiary Incurred pursuant to any Debt Facilities together with the principal component of amounts outstanding under Qualified Receivables Transactions in an aggregate principal amount at any one time outstanding not to exceed the sum of (a) $1,300.0 million and (b) an amount of Debt that at the time of Incurrence does not cause (x) the Secured Net Leverage Ratio (calculated on a pro forma basis) to exceed 3.50 to 1.00 (provided that any Debt Incurred pursuant to this sub-clause (b)(x) shall be deemed to be Secured Debt solely for purposes of such calculation) and (y) in the case of Debt that constitutes First Priority Obligations, the First Lien Net Leverage Ratio (calculated on a pro forma basis) to exceed 2.50 to 1.00;

(2) Debt under the Notes issued on the Issue Date (including the Note Guarantees thereof);

(3) Debt under the Existing Notes outstanding on the Issue Date (including the guarantees thereof);

(4) Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than clauses (1), (2) and (3) above or clauses (5), (6), (7), (8), (10), (11), (12), (14) and (18) below);

(5) Guarantees by the Company or Restricted Subsidiaries of Debt permitted to be Incurred by the Company or a Restricted Subsidiary in accordance with the provisions of this Indenture; provided that in the event such Debt that is being Guaranteed is a Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be;

(6) Debt of the Company owing to and held by any Restricted Subsidiary (other than a Receivable Subsidiary) or Debt of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary (other than a Receivable Subsidiary); provided, however,

(a) if the Company is the obligor on Debt owing to a Non-Guarantor Subsidiary, such Debt is expressly subordinated in right of payment to all obligations with respect to the Notes in the event of a Default;

(b) if a Guarantor is the obligor on Debt owing to a Non-Guarantor Subsidiary, such Debt is expressly subordinated in right of payment to the Note Guarantee of such Guarantor in the event of a Default; and

(c) (i) any subsequent issuance or transfer of Capital Interests or any other event which results in any such Debt being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivable Subsidiary); and

(ii) any sale or other transfer of any such Debt to a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivable Subsidiary), shall be deemed, in each case, under this clause (6)(c), to constitute an Incurrence of such Debt by the Company or such Restricted Subsidiary, as the case may be;

(7) Debt Incurred in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance and self-insurance obligations, and, for the avoidance of doubt, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees (not for borrowed money) provided or Incurred (including Guarantees thereof) by the Company or a Restricted Subsidiary in the ordinary course of business;

(8) Debt under Swap Contracts and Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(9) Debt of the Company or any Restricted Subsidiary pursuant to Capital Lease Obligations, Synthetic Lease Obligations and Purchase Money Debt; provided that the aggregate principal amount of such Debt outstanding at the time of incurrence may not exceed the greater of (a) $125.0 million and (b) 7.0% of the Total Assets of the Company and its Restricted Subsidiaries in the aggregate;

(10) Debt arising from agreements of the Company or a Restricted Subsidiary providing for (i) customary indemnification or contribution obligations and (ii) post-closing payment adjustments (including earn-out obligations) to which the acquirer may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Interests of the Company or a Restricted Subsidiary otherwise permitted under this Indenture, to the extent that:

(a) the maximum aggregate liability in respect of all such Debt does not exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and

(b) such Debt is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (10));

(11) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five Business Days of Incurrence and Debt arising from negative account balances in cash pooling arrangements arising in the ordinary course of business;

(12) obligations of the Company or its Subsidiaries in respect of customer advances received and held in the ordinary course of business;

(13) Debt of Foreign Subsidiaries in an aggregate amount not to exceed, at any one time outstanding, the greater of (a) $100.0 million and (b) 5.5% of the Total Assets of the Company and its Restricted Subsidiaries at the time of Incurrence;

(14) performance bonds or performance guaranties (or bank guaranties or letters of credit in lieu thereof), surety and similar bonds entered into in the ordinary course of business and not for borrowed money;

(15) (i) Debt of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Company or any Restricted Subsidiary or (ii) Debt Incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became (including by redesignation) a Restricted Subsidiary or was otherwise acquired by, or merged into, the Company or any Restricted Subsidiary; provided, however, that at the time such Debt is Incurred, either:

(a) the Company would have been able to Incur $1.00 of additional Debt pursuant to Section 4.09(a) on a pro forma basis after giving effect to the Incurrence of such Debt pursuant to this clause (15); or

(b) on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is equal to or greater than such ratio immediately prior to such acquisition or merger;

(16) Debt of the Company or any Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed at any time outstanding the greater of (a) $125.0 million and (b) 7.0% of the Total Assets of the Company and its Restricted Subsidiaries at the time of Incurrence;

(17) the Incurrence by the Company or any Restricted Subsidiary of Refinancing Debt that serves to refund or refinance (including by means of purchasing, repurchasing or redeeming) any Debt Incurred as permitted under Section 4.09(a) and clauses (2), (4), (15) and this clause (17);

(18) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries (other than a Receivable Subsidiary) of shares of Preferred Interests; provided, however, that:

(a) any subsequent issuance or transfer of Capital Interests that results in any such Preferred Interests being held by a Person other than the Company or a Restricted Subsidiary (other than a Receivable Subsidiary); and

(b) any sale or other transfer of any such Preferred Interests to a Person that is not either the Company or a Restricted Subsidiary (other than a Receivable Subsidiary) shall be deemed, in each case, to constitute an issuance of such Preferred Interests by such Restricted Subsidiary that was not permitted by this clause (18);

(19) Debt arising in connection with endorsement of instruments of deposit in the ordinary course of business;

(20) Debt evidenced by promissory notes subordinated to the Notes and the Guarantees issued to current or former employees or directors of the Company or any Restricted Subsidiary (or their respective spouses or estates) in lieu of cash payments for Capital Interests being repurchased from such Person;

(21) the issuance by a Receivable Subsidiary of a Purchase Money Note; and

(22) Debt incurred in connection with Federal, state, local or other taxes owed or owing by the Company or any Subsidiary.

If any Debt incurred by the Company or any Restricted Subsidiary would qualify in more than one of the categories of Permitted Debt as set forth in clauses (1) through (22) of this definition, or is entitled to be incurred pursuant to Section 4.09(a), the Company may classify under which category such incurrence shall be deemed to have been made or, for the avoidance of doubt, later reclassify all or a portion of such item of Debt, in any manner that complies with Section 4.09 (including this definition); provided that (a) Debt under the Senior Credit Facility outstanding on the Issue Date will be deemed to have been incurred in reliance on the exception provided by clause (1) of this definition and may not later be reclassified and (b) Debt under the Existing Notes outstanding on the Issue Date will be deemed to have been incurred in reliance on the exception provided by clause (3) of this definition and may not later be reclassified.

“Permitted Investment” means:

(1) an Investment by the Company or any Restricted Subsidiary in the Company or a Restricted Subsidiary (other than a Receivable Subsidiary) or any Person that will become immediately after such Investment a Restricted Subsidiary (other than a Receivable Subsidiary) or that will merge into or consolidate with the Company or a Restricted Subsidiary (other than a Receivable Subsidiary);

(2) any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Permitted Business if as a result of such Investment:

(a) such Person becomes, in one transaction or a series of related transactions, a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets or a line of business to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3) Investments in cash and Eligible Cash Equivalents;

(4) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practices in an aggregate amount not in excess of the greater of (a) $10.0 million and (b) 0.50% of the Total Assets of the Company and its Restricted Subsidiaries in the aggregate outstanding at any one time with respect to all loans or advances (without giving effect to the forgiveness of any such loan);

(7) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b) in satisfaction of judgments against other Persons; or

(c) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments made as a result of the receipt of promissory notes, securities or other non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.16 or any other disposition of assets not constituting an Asset Sale;

(9) Investments in existence on the Issue Date and any Investments made pursuant to binding commitments in effect on the Issue Date and any amendment, modification, restatement, supplement, extension, renewal, refunding, replacement or refinancing, in whole or in part; provided that the amount of any such Investment may be increased in such extension, renewal, refunding, replacement or refinancing only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(10) Swap Contracts and Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.09;

(11) Guarantees issued in accordance with Section 4.09;

(12) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(13) Investments by the Company or a Restricted Subsidiary in a Receivable Subsidiary or any Investment by a Receivable Subsidiary in any other Person, in each case, in connection with a Qualified Receivables Transaction;

(14) Investments by the Company or a Restricted Subsidiary in Persons, including, without limitation, Unrestricted Subsidiaries, partnerships, other business entities and joint ventures, together with all other Investments pursuant to this clause (14), in an aggregate amount at the time of each such Investment not to exceed the greater of (x) $225.0 million and (y) 12.0% of the Total Assets of the Company and its Restricted Subsidiaries outstanding at any one time (with the Fair Market Value of each such Investment being measured at the time made and without giving effect to subsequent changes in value);

(15) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or similar assets, or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(16) Investments resulting from repurchases of the Notes;

(17) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (17), in an aggregate amount at the time of each such Investment not to exceed the greater of (x) $125.0 million and (y) 7.0% of the Total Assets of the Company and its Restricted Subsidiaries outstanding at any one time (with the Fair Market Value of each such Investment being measured at the time made and without giving effect to subsequent changes in value);

(18) any Investment so long as on the date of such Investment, after giving pro forma effect thereto and to any related transactions as if the same had occurred at the beginning of the Company’s most recently ended Four Quarter Period for which internal financial statements are available, the Company’s Net Leverage Ratio would not have exceeded 3.90 to 1.00; and

(19) any Investment in any joint venture, to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such joint venture.

If any Investment is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above for long as such Person continues to be a Restricted Subsidiary.

For purposes of this definition of “Permitted Investments,” if any Investment (or a portion thereof) would be permitted pursuant to one or more of the exceptions contained in this definition, the Company may divide and classify such Investment (or a portion thereof) in any manner that complies with this definition and may later divide and reclassify any such Investment to the extent the Investment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification. The Fair Market Value of each Investment shall be measured at the time made and without giving effect to subsequent changes in value, but net of any repayments or other returns of capital on any such Investments.

“Permitted Liens” means:

(1) Liens existing on the Issue Date (other than Liens permitted under clause (2));

(2) Liens that secure (a) Debt under Debt Facilities permitted to be Incurred pursuant to clause (1)(a) of the definition of “Permitted Debt”; provided that (x) in the case of Liens securing any Debt constituting First Priority Obligations or Second Priority Obligations, the holders of such Debt, or their duly appointed agent, shall become party to the First Priority/Second Priority Intercreditor Agreement and (y) in the case of Liens securing any Junior Priority Debt, the holders of such Junior Priority Debt, or their duly appointed agent, shall become a party to an intercreditor agreement with the Trustee and the Collateral Agent on terms that are customary for such financings as determined by the Company in good faith (as set forth in an Officers’ Certificate of the Company delivered to the Trustee and the Collateral Agent), reflecting the subordination of such Liens to the Liens securing the Notes that are no less favorable to the Holders as the holders of senior Liens thereunder than to the First Priority Secured Parties under the First Priority/Second Priority Intercreditor Agreement, (b) Hedging Obligations and Swap Contracts relating to such Debt Facilities and permitted under the agreements related thereto and (c) fees, expenses and other amounts payable under such Debt Facilities or payable pursuant to cash management agreements or agreements with respect to similar banking services relating to such Debt Facilities and permitted under the agreements related thereto;

(3) any Lien for taxes or assessments or other governmental charges or levies not then delinquent for more than 90 days or which are being contested in good faith and for which adequate reserves are being maintained to the extent required by GAAP;

(4) any warehousemen’s, materialmen’s, mechanic’s, repairmen’s, landlord’s, carriers’, employees’, laborers’, employers’, suppliers’, banks’ or other similar Liens arising by law for sums not then overdue by more than 30 days (or which, if overdue, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP);

(5) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions or minor irregularities of title as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of the Company and its Restricted Subsidiaries taken as a whole or materially impair the operation of the business of the Company and its Restricted Subsidiaries taken as a whole;

(6) pledges or deposits (a) in connection with workers’ compensation, unemployment and other insurance, other social security legislation and other types of statutory obligations or the requirements of any official body; (b) to secure the performance of tenders, bids, surety, appeal or performance bonds, contracts (other than for the payment of Debt), statutory or governmental obligations, leases, purchase, construction, sales or servicing contracts (including utility contracts) and other similar obligations Incurred in the ordinary course of business; (c) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (a) and (b) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services; or (d) arising in connection with any attachment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(7) Liens on assets or property at the time the Company or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than the proceeds or products of such property or improvements thereon or assets and property affixed or appurtenant thereto);

(8) Liens securing Debt of a Restricted Subsidiary owed to and held by the Company or a Restricted Subsidiary (other than a Receivable Subsidiary) thereof;

(9) Liens securing Refinancing Debt Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Debt that was previously so secured pursuant to clauses (1), (7), (9), (11), (14) and (20) hereof to the extent that such Liens do not extend to any other property or assets;

(10) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods Incurred in the ordinary course of business;

(11) Liens to secure Capital Lease Obligations, Synthetic Lease Obligations and Purchase Money Debt permitted to be Incurred pursuant to clause (9) of the definition of “Permitted Debt”; provided that such Liens do not extend to or cover any property or assets that are not property being purchased, leased, constructed or improved with the proceeds of such Debt.

(12) Liens in favor of the Company or any Restricted Subsidiary;

(13) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of letters of credit and banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than the proceeds or products of such property or improvements thereon or assets and property affixed or appurtenant thereto);

(15) Liens (a) that are contractual or statutory rights of netting or set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities Incurred in the ordinary course of business of the Company and/or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business and (b) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (i) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business and (ii) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of netting or set-off) and which are within the general parameters customary in the banking industry;

(16) Liens securing judgments or judicial attachment for the payment of money not constituting an Event of Default under clause (8) of Section 6.01;

(17) leases, subleases, licenses or sublicenses (including with respect to intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiaries and do not secure any Debt;

(18) any interest of title of (a) an owner of equipment or inventory on loan or consignment, or as part of a conditional sale, to the Company or any of its Restricted Subsidiaries and Liens arising from Uniform Commercial Code financing statement filings regarding operating leases and bailments of products entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and (b) a lessor or secured by a lessor’s interest under any lease permitted under this Indenture;

(19) deposits in the ordinary course of business to secure liability to insurance carriers;

(20) Liens securing the Notes and the Note Guarantees;

(21) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under this Indenture;

(22) Liens on cash and other deposits imposed in connection with contracts entered into the ordinary course of business;

(23) Liens not otherwise permitted under this Indenture in an aggregate amount not to exceed at the time of creation the greater of (a) $100.0 million and (b) 5.5% of the Total Assets of the Company and its Restricted Subsidiaries; provided that such Liens (i) do not extend to any Collateral, (ii) are secured on a second-priority, pari passu basis with the Second Priority Obligations, and are subject to the First Priority/Second Priority Intercreditor Agreement or (iii) are secured on a junior priority basis with the Second Priority Obligations, and are subject to an intercreditor agreement with the Trustee and the Collateral Agent on terms that are customary for such financings as determined by the Company in good faith (as set forth in an Officers’ Certificate of the Company delivered to the Trustee and the Collateral Agent), reflecting the subordination of such Liens to the Liens securing the Notes and that are no less favorable to the Holders as the holders of senior Liens thereunder than to the First Priority Secured Parties under the First Priority/Second Priority Intercreditor Agreement;

(24) Liens on cash, Eligible Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Debt permitted by this Indenture;

(25) Liens on the identifiable proceeds of any property or asset subject to a Lien otherwise permitted under this Indenture;

(26) Liens securing Swap Contracts and Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.09;

(27) Liens on Capital Interests of an Unrestricted Subsidiary that secure Debt of such Unrestricted Subsidiary;

(28) Liens on assets transferred to a Receivable Subsidiary or on assets of a Receivable Subsidiary, in each case Incurred in connection with a Qualified Receivables Transaction;

(29) Liens securing Debt Incurred in accordance with this Indenture by Non-Guarantor Subsidiaries;

(30) Liens in favor of issuers of letters of credit, surety, appeal or performance bonds issued in the ordinary course of business; and

(31) Liens on the Collateral Incurred to secure Debt permitted to be Incurred under this Indenture; provided that at the time of Incurrence, (a) such Incurrence of Liens does not cause the Secured Net Leverage Ratio (calculated on a pro forma basis) to exceed 3.50 to 1.00 and (i) to the extent such Debt constitutes First Priority Obligations or Second Priority Obligations, the holders of such First Priority Obligations or Second Priority Obligations, or their duly appointed agent, shall become a party to the First Priority/Second Priority Intercreditor Agreement and (ii) to the extent such Debt constitutes Junior Priority Debt, the holders of any such Junior Priority Debt, or their duly appointed agent, shall become a party to an intercreditor agreement with the Trustee and the Collateral Agent on terms that are customary for such financings as determined by the Company in good faith (as set forth in an Officers’ Certificate of the Company delivered to the Trustee and the Collateral Agent) reflecting the subordination of such Liens to the Liens securing the Notes and that are no less favorable to the Holders as the holders of senior Liens thereunder than to the First Priority Secured Parties under the First

Priority/Second Priority Intercreditor Agreement and (b) in the case of Liens securing Debt constituting First Priority Obligations, such Incurrence of Liens does not cause the First Lien Net Leverage Ratio (calculated on a pro forma basis) to exceed 2.50 to 1.00 and the holders of such Debt, or their duly appointed agent, shall become a party to the First Priority/Second Priority Intercreditor Agreement.

For purposes of this definition of “Permitted Liens,” (a) a Lien securing an item of Debt need not be permitted solely by reference to one category of Permitted Liens described in this definition but may be permitted in part under any combination thereof and (b) in the event that a Lien securing an item of Debt (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described in this definition, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing each item of Debt (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such Lien or such item of Debt secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Debt will be treated as being Incurred or existing pursuant to only one of such clauses.

“Permitted Parent” means any direct or indirect parent entity of the Company (other than a Person formed in connection with, or in contemplation of, a Change of Control transaction, merger, sale, Division or other transfer of Capital Interests or assets of the Company that results in a modification of the beneficial ownership of the Company) that beneficially owns 100% of the Capital Interests of the Company; provided that the ultimate beneficial ownership of the Company has not been modified by the transaction by which such parent entity became the beneficial owner of 100% of the Capital Interests of the Company and such parent entity owns no assets other than Eligible Cash Equivalents and the Capital Interests of the Company or any other Permitted Parent.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any Proceeding, whether or not a claim therefor is allowed or allowable in any such Proceeding.

“Preferred Interests,” as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Common Interests in such Person.

“Proceeding” means (a) any voluntary or involuntary case or proceeding under any bankruptcy law with respect to the Company or any U.S. Guarantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, interim receivership, liquidation, reorganization or other similar case or proceeding with respect to the Company or any U.S. Guarantor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of the Company or any U.S. Guarantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) assignment for the benefit of creditors or other marshaling of assets and liabilities of the Company or any U.S. Guarantor.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Debt” means:

(1) Debt Incurred to finance the purchase or construction (including additions and improvements thereto) of any assets (other than Capital Interests) of such Person or any Restricted Subsidiary; and/or

(2) Debt that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed or substantially similar assets leased or purchased from such lender under a master lease or similar agreement and proceeds of the foregoing;

in either case that does not exceed 100% of the cost.

“Purchase Money Note” means a promissory note of a Receivable Subsidiary to the Company or any Restricted Subsidiary evidencing the deferred purchase price of accounts receivable and related assets in connection with a Qualified Receivables Transaction with such Receivable Subsidiary.

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.

“Qualified Equity Offering” means an underwritten public equity offering of Qualified Capital Interests pursuant to an effective registration statement under the Securities Act yielding gross proceeds to either of the Company, or any direct or indirect parent company of the Company, of at least $25.0 million, other than (a) any such sale to an entity that is an Affiliate of the Company, (b) any public offerings registered on Form S-4 or S-8, (c) any issuance to any employee benefit plan of the Company or (d) any offering of Qualified Capital Interests in connection with a transaction that constitutes a Change of Control; provided that, in the case of an offering or sale by a direct or indirect parent company of the Company, such parent company contributes to the capital of the Company the portion of the net cash proceeds of such offering or sale necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to Section 3.07.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary transfers to (1) a Receivable Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and/or (2) any other Person, or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with an accounts receivable financing transaction; provided such transaction is on market terms as determined in good faith by the Company at the time the Company or such Restricted Subsidiary enters into such transaction.

“Rating Agencies” means Moody’s, S&P and Fitch or, if, S&P, Moody’s or Fitch, or all three, shall not make a rating on the Notes publicly available other than as a result of actions by the Company, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s, S&P, Fitch or all three, as the case may be.

“Receivable Subsidiary” means a Subsidiary of the Company:

(1) that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing accounts receivable or related assets of the Company and/or its Restricted Subsidiaries, including providing letters of credit on behalf of or for the benefit of the Company and/or its Restricted Subsidiaries;

(2) that is designated by the Board of Directors as a Receivable Subsidiary pursuant to an Officers’ Certificate that is delivered to the Trustee;

(3) that is either (a) a Restricted Subsidiary or (b) an Unrestricted Subsidiary designated in accordance with Section 4.13;

(4) no portion of the Debt or any other obligation (contingent or otherwise) of such Subsidiary (a) is at any time Guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of obligations (other than any Guarantee of Debt) pursuant to Standard Securitization Undertakings), (b) is at any time recourse to or obligates the Company or any Restricted Subsidiary in any way, other than pursuant to Standard Securitization Undertakings, or (c) subjects any asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings (such Debt, “Non-Recourse Receivable Subsidiary Debt”);

(5) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than (a) contracts, agreements, arrangements and understandings entered into in the ordinary course of business on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company in connection with a Qualified Receivables Transaction (as determined in good faith by the Company’s Senior Management or the Board of Directors of the Company), (b) fees payable in the ordinary course of business in connection with servicing accounts receivable or related assets in connection with such a Qualified Receivables Transaction and (c) any Purchase Money Note or equity interest issued by such Receivable Subsidiary to the Company or a Restricted Subsidiary; and

(6) with respect to which neither the Company nor any other Restricted Subsidiary has any obligation (a) to subscribe for additional shares of Capital Interests therein or make any additional capital contribution or similar payment or transfer thereto except in connection with a Qualified Receivables Transaction or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Record Date” for the interest payable on any applicable Interest Payment Date means the March 15 or September 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt or Redeemable Capital Interests of such Person at the option of the holder thereof, in whole or in part, at any time on or prior to the date 91 days after the earlier of the Stated Maturity of the principal amount of the Notes or the date the Notes are no longer outstanding; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests.

Notwithstanding the preceding paragraph, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require the Company to repurchase such equity security upon the occurrence of a Change of Control or an Asset Sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that the Company may not repurchase or redeem any such equity security pursuant to such provisions prior to compliance by the Company with Section 4.15 and Section 4.16 and such repurchase or redemption complies with Section 4.08. The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends.

“Refinancing Debt” means Debt that refunds, refinances, renews, replaces or extends any Debt permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to the terms of this Indenture (including additional Debt Incurred to pay premiums (including reasonable tender premiums, as determined in good faith by the Senior Management of the Company), defeasance costs, accrued interest and fees and expenses (including fees and expenses relating to the Incurrence of such Refinancing Debt) in connection with any such refinancing), whether involving the same or any other lender or creditor or group of lenders or creditors (including, with respect to any Guarantee of Debt, the refinancing of the guaranteed Debt and incurrence of a Guarantee with respect to the new Debt), but only to the extent that:

(1) the Refinancing Debt is subordinated to the Notes to at least the same extent as the Debt being refunded, refinanced or extended, if such Debt was subordinated to the Notes,

(2) the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being refunded, refinanced or extended or (b) at least 91 days after the maturity date of the Notes,

(3) the Refinancing Debt has an Average Life at the time such Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being refunded, refinanced, renewed, replaced or extended,

(4) such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount, as such) then outstanding under the Debt being refunded, refinanced, renewed, replaced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums (including reasonable tender premiums, as determined in good faith by the Senior Management of the Company) owed, if any, not in excess of any applicable preexisting prepayment provisions on such Debt being refunded, refinanced, renewed, replaced or extended and (c) the amount of reasonable and customary fees, expenses and costs (including defeasance costs) related to the Incurrence of such Refinancing Debt, and

(5) such Refinancing Debt is Incurred by the same Person or Persons (or their respective successors) that initially Incurred the Debt being refunded, refinanced, renewed, replaced or extended, except that (a) the Company or any Guarantor may Incur Refinancing Debt to refund, refinance, renew, replace or extend Debt of the Company or any Restricted Subsidiary of the Company and (b) any Non-Guarantor Subsidiary may Incur Refinancing Debt to refund, refinance, renew, replace or extend Debt of any other Non-Guarantor Subsidiary.

“Related Business Assets” means assets (other than cash or Eligible Cash Equivalents or current assets) used or useful in a Permitted Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee who customarily performs functions similar to those performed by the Persons having direct responsibility for the administration of this Indenture, and also, with respect to a particular matter, any other officer to whom such matter is referred to because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” is defined to mean any of the following:

(1) any dividend or other distribution declared or paid on the Capital Interests in the Company or on the Capital Interests in any Restricted Subsidiary of the Company that are held by, or declared or paid to, any Person other than the Company or a Restricted Subsidiary of the Company (other than (a) dividends, distributions or payments made solely in Qualified Capital Interests in the Company and (b) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company or to the holders of Capital Interests of a Restricted Subsidiary on a pro rata basis);

(2) any payment made by the Company or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in the Company (including the conversion into, or exchange for, Debt of any Capital Interests) other than any such Capital Interests owned by the Company or any Restricted Subsidiary;

(3) any principal payment made by the Company or any of its Restricted Subsidiaries on, or any payment made by the Company or any of its Restricted Subsidiaries to redeem, repurchase, defease (including a defeasance or covenant defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, any Subordinated Obligations (excluding any Debt permitted to be Incurred pursuant to clause (6) of the definition of “Permitted Debt”); except payments of principal and interest in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, within one year of the due date thereof;

(4) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(5) any Restricted Investment.

“Restricted Subsidiary” means any Subsidiary that has not been designated as an “Unrestricted Subsidiary” in accordance with this Indenture. Unless otherwise indicated, when used herein the term “Restricted Subsidiary” shall refer to a Restricted Subsidiary of the Company.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or any successor to its rating agency business.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by the Company or a Restricted Subsidiary and is thereafter leased back as a Capital Lease Obligation by the Company or a Restricted Subsidiary.

“Second Priority Liens” means all Liens in favor of the Collateral Agent on any Collateral securing the Second Priority Obligations.

“Second Priority Obligations” means (i) all Notes Obligations and (ii) all Obligations in respect of any Future Second Lien Debt.

“Second Priority Secured Parties” means the Trustee, the Collateral Agent, the Holders of the Notes and any Future Second Lien Debt Secured Parties.

“Secured Debt” means any Debt of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (x) Secured Debt of the Company and its Restricted Subsidiaries (excluding any Hedging Obligations and Swap Contracts that are Incurred in the ordinary course of business (and not for speculative purposes)) as of the end of the most recent Four Quarter Period for which internal financial statements are available, minus the amount, on the applicable date of determination, of unrestricted cash and Eligible Cash Equivalents of the Company and its Restricted Subsidiaries to (y) the Company’s Consolidated EBITDA for the most recent Four Quarter Period for which internal financial statements are available, in each case with such pro forma adjustments to the amount of consolidated Secured Debt, unrestricted cash and Eligible Cash Equivalents, and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio (but giving effect to any repayment of Debt Incurred under any revolving Debt Facility and without giving effect to clause (3) of such definition).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Security Agreement” means the Second Lien Pledge and Security Agreement, dated as of the Issue Date, by and among the Company and the applicable U.S. Guarantors party thereto, in favor of Truist Bank, as Collateral Agent, as it may be amended from time to time in accordance with this Indenture.

“Security Documents” means the First Priority/Second Priority Intercreditor Agreement and the security agreements, pledge agreements, collateral assignments, account control agreements, and other instruments and agreements executed by the Company or any U.S. Guarantor creating or perfecting (or purporting to create or perfect) the security interests in the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders of the Notes as contemplated by this Indenture, in each case, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Senior Credit Facility” means the Third Amended and Restated Loan Agreement, dated March 27, 2020, by and among the Company, Citizens Bank, N.A., as administrative agent, and the other banks party thereto, together with all related notes, letters of credit, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part prior to and on the Issue Date and from time to time thereafter, including by or pursuant to any agreement or agreements or instrument or instruments that extend the maturity of any Debt thereunder, or increase the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under Section 4.09), or add or release Subsidiaries of the Company as additional borrowers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers or debt holders.

“Senior Secured Credit Facilities Agent” means individually and/or collectively, (i) Citizens Bank, N.A., a national banking association, in its capacity as administrative agent under the Senior Credit Facility, together with its successors in such capacity and (ii) any Person elected, designated or appointed as the administrative agent, trustee, collateral agent or similar representative with respect to documents evidencing any First Priority Credit Obligations.

“Senior Secured Credit Facilities Secured Parties” means the Senior Secured Credit Facilities Agent and the “Banks” as defined in the Senior Credit Facility.

“Senior Management” means the chief executive officer and the chief financial officer of the Company.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Specified Transaction” means with respect to any period, any Investment, acquisition, disposition, amalgamation, merger, consolidation, reorganization, recapitalization, issuance of Capital Interests, incurrence, issuance, assumption, repayment, refinancing, termination, amendment or modification of Debt, Restricted Payment, designation of a Restricted Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Restricted Subsidiary.

“Standard Securitization Undertakings” means representations, warranties, agreements, covenants, performance guarantees and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in an accounts receivable or related asset securitization transaction as determined in good faith by the Company, including Guarantees by the Company or any Restricted Subsidiary of any of the foregoing obligations of the Company or a Restricted Subsidiary.

“Stated Maturity,” when used with respect to (1) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (2) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

“Subordinated Obligations” means any Debt of the Company or any Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes or the Note Guarantees pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association, joint venture or other business entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association, joint venture or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. For purposes of this definition, “controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Swap Contract” means (1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including, without limitation, any fuel price caps and fuel price collar or floor agreements and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices and any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, but excluding fixed price commodity purchase contracts entered into with commodity suppliers in the ordinary course of business and not for speculative purposes, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Lease Obligations” means any monetary obligation of a Person under (1) a so-called synthetic, off-balance sheet or tax retention lease, or (2) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any bankruptcy or insolvency laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Total Assets” means the total consolidated assets of the Company and the Restricted Subsidiaries determined in accordance with GAAP, as shown on the most recent balance sheet of the Company, calculated on a pro forma basis after giving effect to any subsequent acquisition or disposition of a Person or business.

“Transaction Date” has meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date or, in the case of a redemption in connection with a Discharge or a defeasance or covenant defeasance, at least two Business Days prior to the deposit of funds with the Trustee in accordance with the applicable provisions of this Indenture (or, if such Statistical Release is no longer published, any publicly available source or similar market data)), in each case, most nearly equal to the period from the redemption date to October 1, 2025; provided, however, that if the period from the redemption date to October 1, 2025 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the redemption date to October 1, 2025 is less than one year, the weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means Truist Bank, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“U.S. Guarantor” means any Guarantor that is not a Foreign Guarantor.

“U.S. Note Guarantee” means a Note Guarantee of a U.S. Guarantor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided under Section 4.13; and

(2) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” of a Person means all classes of Capital Interests of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Interests of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

Section 1.02 Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.16
“Action”	12.07(d)
“Affiliate Transaction”	4.14(a)
“Agent Members”	2.1(c) of Appendix A
“Applicable Laws”	13.19
“Applicable Premium Deficit”	11.01
“Applicable Procedures”	1.1(a) of Appendix A
“Authentication Order”	2.02(c)
“Available Restricted Payments Amount”	4.08(a)
“Clearstream”	1.1(a) of Appendix A
“Collateral Excess Proceeds”	4.16(c)
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.17(a)
“Deemed Date”	4.09(c)
“Definitive Notes Legend”	2.2(e) of Appendix A

Term	Defined in Section
“Designation”	4.13(a)
“Discharge”	11.01(a)
“Distribution Compliance Period”	1.1(a) of Appendix A
“ERISA Legend”	2.2(e) of Appendix A
“Euroclear”	1.1(a) of Appendix A
“Event of Default”	6.01
“Excess Proceeds”	4.16(c)
“Expiration Date”	1.04(j)
“Foreign Disposition”	4.16(d)
“Global Note”	2.1(b) of Appendix A
“Global Notes Legend”	2.2(e) of Appendix A
“Guaranteed Obligations”	10.01(a)
“IAI”	1.1(a) of Appendix A
“IAI Global Note”	2.1(b) of Appendix A
“Initial Default”	6.04
“Legal Defeasance”	8.02(a)
“Note Register”	2.03(a)
“Pari Passu Debt”	4.16(b)
“Paying Agent”	2.03(a)
“Permitted Payments”	4.08(b)
“QIB”	1.1(a) of Appendix A
“Registrar”	2.03(a)
“Regulation S”	1.1(a) of Appendix A
“Regulation S Global Note”	2.1(b) of Appendix A
“Regulation S Notes”	2.1(a) of Appendix A
“Reinstatement Date”	4.17(b)
“Restricted Notes Legend”	2.2(e) of Appendix A
“Revocation”	4.13(b)
“Rule 144”	1.1(a) of Appendix A
“Rule 144A”	1.1(a) of Appendix A
“Rule 144A Global Note”	2.1(b) of Appendix A
“Rule 144A Notes”	2.1(a) of Appendix A
“Security Document Order”	12.07(p)
“Successor Company”	5.01(a)
“Successor Guarantor”	5.01(c)
“Suspended Covenants”	4.17(a)
“Suspension Date”	4.17(a)
“Suspension Period”	4.17(b)
“Unrestricted Global Note”	1.1(a) of Appendix A

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(1) a term defined in Section 1.01 or 1.02 has the meaning assigned to it therein;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

(7) the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(8) “including” means including without limitation;

(9) references to sections of, or rules under, the Securities Act, the Exchange Act or the Trust Indenture Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time;

(10) unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture; and

(11) in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Company may classify such transaction as it, in its sole discretion, determines.

Section 1.04 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Company and the Guarantors, if made in the manner provided in this Section 1.04.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Company or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Company may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on or consent to any action authorized or permitted to be taken by Holders; provided that the Company may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) below. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation or vote. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite aggregate principal amount of Notes, or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 13.01.

(f) The Trustee may (but shall not be obligated to) set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.01, (2) any declaration of acceleration referred to in Section 6.02, (3) any direction referred to in Section 6.05 or (4) any request to pursue a remedy as permitted in Section 6.06. If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite aggregate principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company and to each Holder in the manner set forth in Section 13.01.

(g) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h) Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(i) The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that the Company may not fix a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) above; provided, further, that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j) With respect to any record date set pursuant to this Section 1.04, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 13.01, on or prior to both the existing and the new Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.04, the party hereto which set such record date shall be deemed to have initially designated the 90th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

Section 1.05 Financial Calculations for Limited Condition Transactions.

(a) When calculating the availability under any basket or ratio under this Indenture, in each case in connection with a Limited Condition Transaction, the date of determination of such basket or ratio and of any Default or Event of Default shall, at the option of the Company, be the LCT Determination Date and such baskets or ratios shall be calculated on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Debt and the use of proceeds therefrom) as if they occurred at the beginning of the applicable reference period for purposes of determining the ability to consummate any such Limited Condition Transaction (and not for purposes of any subsequent availability of any basket or ratio), and, for the avoidance of doubt, (x) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in the Consolidated EBITDA or Total Assets of the Company or the target company) subsequent to such LCT Determination Date and at or prior to the consummation of the relevant Limited Condition Transaction, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted under this Indenture and (y) such baskets or ratios shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions; provided, further, that if the Company elects to have such determinations occur at the LCT Determination Date, then any such transactions (including any incurrence of Debt and the use of proceeds therefrom) shall be deemed to have occurred on the LCT Determination Date thereafter for purposes of calculating any baskets or ratios under this Indenture after the LCT Determination Date and before the consummation of such Limited Condition Transaction.

(b) The Company will be responsible for making all calculations called for under this Indenture and the Notes, including but not limited to any determination of redemption price, premium, if any, and any additional amounts or other amounts payable on the Notes, and the Trustee, the Paying Agent, and the Registrar shall have no liability or responsibility for any calculations or any information in connection with such calculations. The Company will make all these calculations in good faith and, absent manifest error, the Company’s calculations will be final and binding on the Holders. The Company will provide a schedule of the Company’s calculations to the Trustee, and the Trustee is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Company will forward or cause the Trustee to forward the Company’s calculations to any Holder upon the written request of that Holder at the Company’s sole cost and expense.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating; Terms.

(a) Provisions relating to the Initial Notes, Additional Notes and any other Notes issued under this Indenture are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Company or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company and shall not affect the rights, duties, powers or immunities of the Trustee without the consent of the Trustee). Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Company pursuant to an Offer to Purchase as provided in Section 4.15 or Section 4.16, and otherwise as not prohibited by this Indenture. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first Interest Payment Date and the first date from which interest will accrue) as the Initial Notes; provided that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.09; provided, further that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will be issued as a separate series under this Indenture and will have a separate CUSIP number and ISIN from the Initial Notes. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

Section 2.02 Execution and Authentication.

(a) At least one Officer shall execute the Notes on behalf of the Company by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(b) A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c) On the Issue Date, the Trustee shall, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), together with an enforceability opinion for such Initial Notes and the documents to which the Trustee is entitled under Section 13.03 hereof, authenticate and deliver the Initial Notes. In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, together with an enforceability opinion for such Additional Notes and the documents to which the Trustee is entitled under Section 13.03 hereof, authenticate and deliver any Additional Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

(d) The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders, the Company or an Affiliate of the Company.

(e) The Trustee shall authenticate and make available for delivery upon receipt of an Authentication Order of the Company signed by one Officer of the Company (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $300,000,000, (ii) subject to the terms of this Indenture, Additional Notes and (iii) any other Notes issued in accordance with this Indenture. Such Authentication Order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes, Unrestricted Global Notes or other Notes.

Section 2.03 Registrar and Paying Agent

(a) The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

(b) The Company initially appoints DTC to act as Depositary with respect to the Global Notes. The Company initially appoints the Trustee to act as Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company shall, no later than 11:00 a.m. (New York City time) on each due date for the payment of principal, premium, if any, and interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of its action or failure so to act. The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, a Paying Agent shall have no further liability for the money. If the Company or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06 Transfer and Exchange.

(a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(c) No service charge shall be imposed on any Holder by the Company, any Guarantor, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer or other governmental taxes and fees required by law or permitted by this Indenture in connection therewith.

(d) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e) Neither the Company nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Note so selected for redemption, or tendered for repurchase (and not withdrawn) in connection with an Offer to Purchase under Section 4.15 or Section 4.16, in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part or (3) to register the transfer of or to exchange any Note between a Record Date and the next succeeding Interest Payment Date.

(f) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and (subject to the Record Date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(g) Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 4.01, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(h) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Appendix A.

(i) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.

(j) The Trustee, Registrar and transfer agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer or exchange imposed under this Indenture or under applicable law with respect to any transfer or exchange of any interest in any note (including any transfers between or among participants or other beneficial owners of interests in any global note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements thereof.

Section 2.07 Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order and such security or indemnity as may be provided to it, shall authenticate a replacement Note if the Trustee’s requirements are otherwise met. If required by the Trustee or the Company, an indemnity bond must be provided by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge the Holder for the expenses of the Company and the Trustee in replacing a Note. Every replacement Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Section 2.08 Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; provided that Notes held by the Company or a Subsidiary of the Company will not be deemed to be outstanding for purposes of Section 3.07(c).

(b) If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

(c) If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d) If a Paying Agent (other than the Company, a Restricted Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to an Offer to Purchase, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any obligor upon the Notes or any Affiliate of the Company or of such other obligor. Notwithstanding the foregoing, Notes that are to be acquired by the Company or by any Affiliate of the Company pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity; provided, however, the Trustee shall not be charged with such knowledge until a Responsible Officer of the Trustee is so informed in writing.

Section 2.10 Temporary Notes.

Until Definitive Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and, upon written order of the Company, shall dispose of cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Certification of the cancellation of any Notes shall, upon the written request of the Company, be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation (other than as set forth in this Indenture).

Section 2.12 Defaulted Interest.

(a) If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than ten days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Company of such special record date. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed or delivered by electronic transmission in accordance with the applicable procedures of the Depositary to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

(b) Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

Section 2.13 CUSIP and ISIN Numbers.

The Company in issuing the Notes may use CUSIP or ISIN numbers (if then generally in use) and, if so, the Trustee may use CUSIP or ISIN numbers in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in Offers to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Company shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

ARTICLE 3

REDEMPTION

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least five Business Days before notice of redemption is required to be delivered or caused to be delivered to Holders pursuant to Section 3.03 (unless a shorter notice shall be agreed to by the Trustee) but not more than 60 days before a redemption date, an Officers’ Certificate setting forth the information set forth in Section 3.03(c) herein.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

(a) In the case of any partial redemption pursuant to Section 3.07 or if less than all of the Notes are purchased in an Offer, selection of the Notes for redemption or purchase, as applicable, shall be made in accordance with the applicable procedures of DTC (in the case of Global Notes).

(b) Notes and portions of Notes selected shall be in amounts of $2,000 or integral multiples of $1,000 in excess thereof; provided that no Notes of $2,000 in principal amount or less shall be redeemed in part. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

(c) After the redemption date or purchase date, upon surrender of a Note to be redeemed or purchased in part only, a new Note or Notes in principal amount equal to the unredeemed or unpurchased portion of the original Note, representing the same Debt to the extent not redeemed or not purchased, shall be issued in the name of the Holder of the Notes upon cancellation of the original Note (or appropriate book entries shall be made to reflect such partial redemption).

Section 3.03 Notice of Redemption.

(a) The Company shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed (or delivered by electronic transmission in accordance with the applicable procedures of the Depositary) notices of redemption of Notes not less than 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed pursuant to this Article at such Holder’s registered address or otherwise in accordance with the applicable procedures of the Depositary, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or 11.

(b) Any notice of redemption, whether in connection with a Qualified Equity Offering or other transaction, may be given prior to the completion thereof, and any such redemption or notice may, at the Company’s option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Qualified Equity Offering, the consummation of a Change of Control or other transaction. The Company shall notify the Trustee once the conditions to any such conditional notice of redemption have been satisfied.

(c) The notice shall identify the Notes to be redeemed (including CUSIP and ISIN number, if applicable) and shall state:

(1) the redemption date;

(2) the redemption price, including the portion thereof representing any accrued and unpaid interest; provided that the Company shall calculate the redemption price; provided, further, that in connection with a redemption under Section 3.07(b), the notice need not set forth the redemption price but only the manner of calculation thereof;

(3) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph or subparagraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes;

(9) if such redemption is subject to satisfaction of one or more conditions precedent, that, in the Company’s discretion, the redemption date may be delayed until such time as any or all of such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole determination, will not be) satisfied (or waived by the Company in its sole discretion) by the redemption date; and

(10) if applicable, that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person (it being understood that any such provision for payment by another Person will not relieve the Company and the Guarantors from their obligations with respect to such redemption).

(d) At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided that the Company shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(c).

(e) Notwithstanding anything to the contrary herein, any notice of redemption may be mailed or otherwise delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (except as provided for in Section 3.03(a)). The notice, if mailed or delivered by electronic transmission in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05 Deposit of Redemption or Purchase Price.

(a) No later than 11:00 a.m. (New York City time) on the redemption or purchase date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Paying Agent shall promptly mail or pay through the applicable procedures of DTC to each Holder whose Notes are to be redeemed or repurchased the applicable redemption or purchase price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

(b) If the Company complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and, to the extent lawful, on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book entry) at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same Debt to the extent not redeemed or purchased; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Section 3.07 Optional Redemption.

(a) Except pursuant to clauses (c) and (d) of this Section 3.07, the Notes shall not be redeemable at the Company’s option prior to October 1, 2025.

(b) On and after October 1, 2025, the Company may redeem any Notes, in whole or in part, upon not less than 10 nor more than 60 days’ notice mailed or otherwise delivered to each Holder in accordance with the applicable procedures of DTC, at the redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on October 1 of each of the years indicated below:

Year	Percentage
2025	104.313%
2026 and thereafter	100.000%

(c) Prior to October 1, 2025, the Company may on any one or more occasions redeem up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Qualified Equity Offerings, upon not less than 10 nor more than 60 days’ notice mailed or otherwise delivered to each Holder in accordance with the applicable procedures of DTC, at a redemption price equal to 108.625% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date; provided that (i) at least 60% of the original aggregate principal amount of the Notes (calculated by the Company after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and (ii) such redemption occurs within 180 days after the closing of such Qualified Equity Offering.

(d) In addition, at any time prior to October 1, 2025, the Company may redeem any Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice mailed or otherwise delivered to each Holder in accordance with the applicable procedures of DTC, at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date. The Company shall provide the Trustee with written notice of any redemption at least five (5) Business Days prior to when written notice of such redemption is sent to Holders.

(e) Notwithstanding the foregoing, in connection with any tender for or other offer to purchase all of the outstanding Notes (whether in connection with a Change of Control or otherwise), if Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in such tender or other offer and the Company, or any third party making such tender or other offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, all of the Holders will be deemed to have consented to such tender or other offer and accordingly, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all (but not less than all) of the Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender or other offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the redemption date.

Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06. If the optional redemption date is on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest in respect of Notes subject to redemption will be paid on the redemption date to the Person in whose name the Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

Section 3.08 Mandatory Redemption.

The Company is not, and will not be, required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes pursuant to Section 4.15 and Section 4.16. The Company may at any time, and from time to time, acquire the Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws so long as such acquisition does not otherwise violate the terms of this Indenture.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

(a) The Company will pay, or cause to be paid, the principal, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Restricted Subsidiary, holds as of 11:00 a.m. (New York City) time, on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay the principal, premium, if any, and interest then due.

(b) The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company and the Guarantors in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03 Taxes.

The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except (a) such as are being contested in good faith and by appropriate negotiations or proceedings or (b) where the failure to effect such payment could not reasonably be expected to result in a material adverse effect on (i) the business, financial condition or results of operations of the Company and its Restricted Subsidiaries, taken as a whole, or (ii) the ability of the Company or any Guarantor to perform any of its Obligations under this Indenture, the Notes or the Note Guarantees when due.

Section 4.04 Stay, Extension and Usury Laws.

The Company and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenant that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.05 Corporate Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the loss thereof would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.06 Reports and Other Information.

(a) The Company will file with the Commission within the time periods specified in the Commission’s rules and regulations that are then applicable to the Company (or if the Company is not then subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, then the time periods for filing applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations):

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q (or any successor or comparable form) and 10-K (or any successor or comparable form) if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K (or any successor or comparable form) if the Company were required to file such reports,

in each case, in a manner that complies in all material respects with the requirements specified in such form.

(b) Notwithstanding Section 4.06(a), the Company will not be obligated to file such reports with the Commission if the Commission does not permit such filing, so long as the Company provides such information to the Trustee and the Holders and makes available such information to prospective purchasers of the Notes, in each case at the Company’s expense and by the applicable date the Company would be required to file such information pursuant to Section 4.06(a). In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Company will furnish to Holders and to prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) The requirements set forth in Section 4.06(a) and 4.06(b) may be satisfied by delivering such information to the Trustee and posting copies of such information on a website (which may be non-public and may be maintained by the Company or a third party) to which access will be given to Holders and prospective purchasers of the Notes.

(d) At any time that the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, no later than five Business Days after the date of the annual and quarterly financial information for the prior fiscal period have been filed or furnished pursuant to clause (1) of Section 4.06(a), the Company shall also hold live quarterly conference calls with the opportunity to ask questions of management (which conference call requirement shall be deemed satisfied to the extent that the Company holds a quarterly earnings call with its equity holders in which the Holders are able to participate). No fewer than ten Business Days prior to the date such conference call is to be held, the Company shall issue a press release to the appropriate U.S. wire services announcing such quarterly conference call for the benefit of the Holders, beneficial owners of the Notes, prospective purchasers of the Notes, securities analysts and market making financial institutions, which press release shall contain the time and the date of such conference call and direct the recipients thereof to contact an individual at the Company (for whom contact information shall be provided in such notice) to obtain information on how to access such quarterly conference call.

(e) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, and such Unrestricted Subsidiaries hold more than 10.0% of the Total Assets of the Company on a consolidated basis, then the quarterly and annual financial information required by Section 4.06(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(f) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with the Commission or website under this Indenture or participate in any conference calls.

Section 4.07 Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company and each Guarantor have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to his or her knowledge, the Company and each Guarantor have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Company and each Guarantor are taking or propose to take with respect thereto).

(b) When any Default or Event of Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Debt of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed Default or Event of Default, the Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate specifying any event which would constitute an Event of Default, its status and what action the Company is taking or proposes to take in respect thereof.

Section 4.08 Limitation on Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(1) solely in the case of a Restricted Payment set forth in clauses (1), (2), (3) or (4) of the definition thereof, no Event of Default shall have occurred and be continuing or will result as a consequence thereof;

(2) after giving effect to such Restricted Payment on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Debt pursuant to Section 4.09(a); and

(3) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date (excluding all Restricted Payments permitted by Section 4.08(b) other than those Restricted Payments made pursuant to clause (1) thereof) shall not exceed the sum (without duplication) of (such sum, the “Available Restricted Payments Amount”);

(i) 50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis during the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment; plus

(ii) 100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company subsequent to the Issue Date either (A) as a contribution to its common equity capital or (B) from the issuance and sale (other than to a Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion of Debt or Redeemable Capital Interests of the Company issued after the Issue Date (other than, in each case, net proceeds received from an issuance or sale of Capital Interests, Debt or Redeemable Capital Interests issued or sold to a Subsidiary of the Company or to an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); plus

(iii) to the extent that any Unrestricted Subsidiary of the Company designated as such on and after the Issue Date is redesignated as a Restricted Subsidiary pursuant to the terms of this Indenture, the Fair Market Value (as determined in good faith by the Board of Directors of the Company) of such Unrestricted Subsidiary at the time of such redesignation; provided, however, that the amounts set forth in this clause (iii) shall not exceed the amount of Investments (excluding Permitted Investments) in such Unrestricted Subsidiary that were previously included in the amount of Restricted Payments made pursuant to this clause (3) or Section 4.08(b)(10); plus

(iv) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from repurchases or redemptions of Restricted Investments in any Person by such Person, proceeds realized from the sale of such Restricted Investments to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments), in each case to the extent such Restricted Investment was previously included in the calculation of Restricted Payments pursuant to this clause (3); plus

(v) 100% of any dividends or interest payments received by the Company or a Restricted Subsidiary on and after the Issue Date from an Unrestricted Subsidiary, to the extent such dividends or interest payments were not otherwise included in the calculation of Consolidated Net Income of the Company for such period; plus

(vi) the greater of (A) $35.0 million and (B) 15.0% of Consolidated EBITDA for the applicable measurement period.

(b) Notwithstanding whether Section 4.08(a) would prohibit the Company and its Restricted Subsidiaries from making a Restricted Payment, the Company and its Restricted Subsidiaries may make the following Restricted Payments (such provisions, “Permitted Payments”):

(1) the payment of any dividend or distribution on Capital Interests in the Company or a Restricted Subsidiary or the consummation of any irrevocable redemption of Subordinated Obligations, within 60 days after declaration thereof or the delivery of any irrevocable notice of redemption, as the case may be, if at the declaration date or date of the notice of redemption, as the case may be, such payment or redemption was permitted by this Section 4.08;

(2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Capital Interests or Subordinated Obligations of the Company or any Guarantor by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) of other Qualified Capital Interests of the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualified Capital Interests for purposes of clause (3)(ii) of Section 4.08(a) and will not be considered to be net cash proceeds from a Qualified Equity Offering for purposes of Section 3.07;

(3) the purchase, repurchase, redemption, defeasance, or other acquisition or retirement for value of any Subordinated Obligations of the Company or any Guarantor made by conversion into, or in exchange for, or out of the net cash proceeds of a substantially concurrent issue and sale of, Subordinated Obligations of the Company or any redemption, defeasance, repurchase or acquisition or retirement for value of Subordinated Obligations of any Guarantor made by conversion into or in exchange for, or out of the net cash proceeds of a substantially concurrent issue and sale of Subordinated Obligations of a Guarantor, so long as such refinancing Subordinated Obligations are permitted to be Incurred pursuant to Section 4.09 and constitute Refinancing Debt;

(4) the purchase, repurchase, redemption, retirement or other acquisition for value of Capital Interests in the Company held by any current or former director, officer or employee of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or alteration of employment status or pursuant to the terms of any agreement or plan under which such Capital Interests were issued; provided that the aggregate cash consideration paid for such purchase, repurchase, redemption, retirement or other acquisition of such Capital Interests does not exceed $15.0 million in any fiscal year, with unused amounts in any fiscal year being permitted to be carried over to the succeeding fiscal years; provided, further, however, that such amount in any fiscal year may be increased by an amount not to exceed: (i) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Qualified Capital Interests of the Company or any direct or indirect parent company of the Company (to the extent contributed to the Company) to existing or former directors, officers or employees of the Company and its Restricted Subsidiaries that occurs after the Issue Date; plus (ii) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date; plus (iii) the amount of any cash bonuses otherwise payable to employees, officers, directors, consultants or independent contractors of the Company or its Subsidiaries that are foregone in return for the receipt of Qualified Capital Interests; less (iv) the amount of any Restricted Payments made since the Issue Date with the cash proceeds or cash bonuses described in clauses (i), (ii) and (iii) of this clause (4);

(5) any repurchase of Capital Interests deemed to occur upon the exercise of stock options, stock appreciation rights, restricted stock units, warrants or other convertible or exchangeable securities if such Capital Interests represent all or portion of the exercise price thereof and repurchases of Capital Interests deemed to occur upon the withholding of a portion of the Capital Interests granted or awarded under a Company equity plan to pay for taxes payable by a person upon such grant or award;

(6) cash payment, in lieu of issuance of fractional shares, in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Interests of the Company or a Restricted Subsidiary;

(7) the declaration and payment of dividends to holders of any class or series of Redeemable Capital Interests of the Company issued or Incurred in compliance with Section 4.09 to the extent such dividends are included in the definition of “Consolidated Fixed Charges”;

(8) the defeasance, redemption, repurchase or other acquisition of any Subordinated Obligations (i) at a Purchase Price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control pursuant to provisions substantially similar to those described under Section 4.15 or (ii) at a Purchase Price not greater than 100% of the principal amount thereof pursuant to provisions substantially similar to those described under Section 4.16; provided that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Company has made an Offer to Purchase with respect to the Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection therewith;

(9) the payment of dividends on the Company’s common stock of up to an aggregate amount of $65.0 million per calendar year;

(10) other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (10), not to exceed the greater of (i) $100 million and (ii) 5.5% of the Total Assets of the Company and its Restricted Subsidiaries in the aggregate;

(11) any Restricted Payment so long as on the date of such Restricted Payment, after giving pro forma effect thereto and to any related transactions as if the same had occurred at the beginning of the Company’s most recently ended Four Quarter Period for which internal financial statements are available, the Company’s Net Leverage Ratio would not have exceeded 3.25 to 1.00; and

(12) the distribution, by dividend or otherwise, of shares of Capital Interests of, or Debt owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or cash equivalents);

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (9), (10) and (11) of this Section 4.08(b), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of this Section 4.08, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Company may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this Section 4.08 and may later divide and reclassify any such Investment or Restricted Payment to the extent the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification. To the extent any Restricted Payment made is an Investment, the Fair Market Value of each Investment shall be measured at the time made and without giving effect to subsequent changes in value, but net of any repayments or other returns of capital on any such Investments.

Section 4.09 Limitation on Incurrence of Debt.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Debt (including Acquired Debt); provided, however, that the Company and any of the Restricted Subsidiaries may Incur Debt (including Acquired Debt) if immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries, determined on a pro forma basis as if any such Debt (including any other Debt being Incurred contemporaneously), and any other Debt Incurred since the beginning of the Four Quarter Period, had been Incurred and the proceeds thereof had been applied at the beginning of the Four Quarter Period, and any other Debt repaid (other than Debt Incurred under the revolving portion of a Debt Facility) since the beginning of the Four Quarter Period had been repaid at the beginning of the Four Quarter Period, would be at least 2.00 to 1.00; provided, further, that the aggregate principal amount of Debt Incurred by Non-Guarantor Subsidiaries pursuant to this Section 4.09(a) shall not exceed the greater of (i) $125.0 million and (ii) 7.0% of the Total Assets of the Company and its Restricted Subsidiaries in the aggregate.

(b) Notwithstanding the provisions of Section 4.09(a), the Company and its Restricted Subsidiaries may Incur Permitted Debt.

(c) For purposes of determining compliance with this Section 4.09, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt or is permitted to be Incurred under Section 4.09(a), the Company, in its sole discretion, shall classify or divide, and from time to time may reclassify or redivide, all or any portion of such item of Debt in any manner that complies with this Section 4.09, including the definition of “Permitted Debt”; provided that (i) all Debt outstanding on the Issue Date under the Senior Credit Facility shall be deemed Incurred under clause (1) of the definition of “Permitted Debt” and not Section 4.09(a) or clause (4) of the definition of “Permitted Debt” and may not later be reclassified and (ii) all Debt outstanding on the Issue Date under the Existing Notes shall be deemed Incurred under clause (3) of the definition of “Permitted Debt” and not Section 4.09(a) or clause (4) of the definition of “Permitted Debt” and may not later be reclassified. If obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and relate to other Debt, then such letters of credit shall be treated as Incurred pursuant to clause (1) of the definition of “Permitted Debt” and such other Debt shall not be included. In addition, except as provided in the preceding sentence of this Section 4.09(c), Guarantees of, or obligations in respect of letters of credit relating to, Debt that is otherwise included in the determination of a particular amount of Debt shall not be included. Furthermore, in the event an item of Debt (or any portion thereof), Restricted Payments, Investments and/or a Lien (or any portion thereof) is incurred or issued pursuant to the definition of “Permitted Debt,” “Permitted Payments,” “Permitted Investments” and/or “Permitted Liens” (other than in reliance on an applicable leverage ratio) on the same date that an item of Debt (or any portion thereof), Restricted Payments, Investments and/or a Lien (or any portion thereof) is incurred or issued under Section 4.09(a) or an applicable leverage ratio within the definition of “Permitted Debt,” “Permitted Payments,” “Permitted Investments” and/or “Permitted Liens,” then the Consolidated Fixed Charge Coverage Ratio or applicable leverage ratio will be calculated with respect to such incurrence or issuance under Section 4.09(a) or the applicable clause of the definition of “Permitted Debt” without regard to any concurrent incurrence under the definition of “Permitted Debt” (other than in reliance on an applicable leverage ratio).

(d) In connection with (i) the incurrence or issuance, as applicable, of revolving loan Debt under this Section 4.09 or (ii) any commitment to incur or issue Debt, if any, under this Section 4.09 and the granting of any Lien to secure such Debt, the Company may designate such incurrence or issuance or commitment and the granting of any Lien therefor as having occurred on the date of first incurrence or issuance of such revolving loan Debt or commitment (such date, the “Deemed Date”), and any related subsequent actual incurrence or issuance or granting of such Lien will be deemed for all purposes under this Indenture to have been incurred or issued or granted on such Deemed Date, including, without limitation, for purposes of calculating the usage of any baskets hereunder (if applicable) (and all such calculations on and after the Deemed Date until the termination of such commitment shall be made on a pro forma basis giving effect to the deemed incurrence or issuance, the granting of any Lien therefor and related transactions in connection therewith); provided that the Company may revoke an election to treat all or any portion of such incurrence or issuance or any such Debt, as the case may be, as being incurred at any time.

(e) In addition, for purposes of determining compliance with this Section 4.09, if any Debt is Incurred to refinance any Debt initially Incurred in reliance on any provision of this Section 4.09 measured by reference to a percentage of Total Assets and such refinancing would cause the percentage of Total Assets restriction to be exceeded if calculated based on Total Assets on the date of such refinancing, such percentage of Total Assets restriction shall not be deemed to be exceeded (and such newly Incurred Debt shall be deemed permitted) to the extent the principal amount of such newly Incurred Debt does not exceed the principal amount of such Debt being refinanced, plus the related costs incurred or payable in connection with such refinancing.

(f) For purposes of determining compliance of any non-U.S. dollar-denominated Debt with this Section 4.09, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall at all times be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of term Debt, or first committed, in the case of revolving credit Debt; provided, however, that if such Debt is Incurred to refinance other Debt denominated in the same or different currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Debt does not exceed the principal amount of such Debt being refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Debt that the Company may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Debt is denominated that is in effect on the date of such refinancing.

(g) The accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount and the payment of interest on Debt in the form of additional Debt and the payment of dividends on Capital Interests in the form of additional shares of Capital Interests with the same terms will not be deemed to be an Incurrence of Debt for purposes of this Section 4.09.

(h) The following shall not be deemed a separate Incurrence of Debt: (i) the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making a mandatory offer to purchase such Debt and (ii) unrealized losses or charges in respect of Hedging Obligations.

Section 4.10 Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, create, Incur, assume or suffer to exist any Liens of any kind, on or with respect to the Collateral except Permitted Liens. Subject to the immediately preceding sentence, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, create, Incur, assume or suffer to exist any Liens of any kind (other than Permitted Liens) on or with respect to any of its property or assets (including Capital Interests of Subsidiaries), or income or profits therefrom, now owned or hereafter acquired or any of its interest therein or any income or profits therefrom, which Liens secure Debt, unless contemporaneously with the Incurrence of such Liens:

(1) in the case of Liens securing Subordinated Obligations, the Notes and related Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes and related Note Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.

Any Lien created for the benefit of Holders pursuant to this Section 4.10 shall be automatically and unconditionally released and discharged upon the release and discharge of each of the related Liens described in clauses (1) and (2) above.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Debt, the accretion or amortization of original issue discount, increases in the amount of Debt outstanding as a result of fluctuations in the exchange rate of currencies, any Refinancing of such Debt permitted by Section 4.09 or increases in the value of property securing Debt will not be deemed to be an incurrence of Liens for purposes of this Section 4.10.

For purposes of determining compliance with this Section 4.10, (A) a Lien securing an item of Debt need not be permitted solely by reference to one category of Permitted Liens described in the definition of “Permitted Liens” or pursuant to the first paragraph of this Section 4.10 but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Debt (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described in the definition of “Permitted Liens” or pursuant to the first paragraph of this Section 4.10, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing each item of Debt (or any portion thereof) in any manner that complies with this Section 4.10 and will only be required to include the amount and type of such Lien or such item of Debt secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Debt will be treated as being Incurred or existing pursuant to only one of such clauses or pursuant to the first paragraph hereof.

Section 4.11 Future Guarantors.

(a) On the Issue Date or thereafter, if any Restricted Subsidiary, including any newly-acquired or newly-created Restricted Subsidiary, becomes a borrower under the Senior Credit Facility or Guarantees the Obligations under the Senior Credit Facility, then (i) that Restricted Subsidiary shall become a Guarantor by execution of a supplemental indenture within 30 days of the date of such event, pursuant to which such Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other Obligations under this Indenture and (ii) to the extent such Restricted Subsidiary is not a Foreign Subsidiary, such Restricted Subsidiary shall execute and deliver a supplement or joinder to the Security Documents or new Security Documents within 30 days of the date of such event, and take all actions required thereunder to perfect the Liens created thereunder to the extent required by the Security Documents.

(b) Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Guarantor without rendering the guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, abuse of corporate assets or similar laws affecting the rights of creditors generally or otherwise to reflect applicable laws, including laws relating to the liability of directors and managers and German capital maintenance rules pursuant to Sections 30 of the German Limited Liability Companies Act (GmbHG).

(c) Each Note Guarantee shall be released in accordance with the provisions of Section 10.06. In the event that any released Guarantor thereafter borrows money or guarantees Debt under the Senior Credit Facility, such former Guarantor shall again provide a Note Guarantee.

Section 4.12 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective or enter into any encumbrance or restriction on the ability of such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Interests owned by the Company or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Debt or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Interests in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Interests shall not be deemed a restriction on the ability to make distributions in Capital Interests);

(2) make loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Debt Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary.

(b) Section 4.12(a) will not apply to the following encumbrances or restrictions (including those existing under or by reason of):

(1) contractual encumbrances or restrictions pursuant to any Debt Facilities and related documentation and other agreements or instruments in effect at or entered into on the Issue Date;

(2) any encumbrance or restriction under this Indenture, the Security Documents, the Notes and the Note Guarantees;

(3) any encumbrance or restriction existing at the time of the acquisition of property, so long as the encumbrances or restrictions relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(4) any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary of the Company on or after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary or merging with or into a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person;

(5) any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (1) through (4), so long as such encumbrances and restrictions contained in any such agreement are not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in the agreements governing the Debt being renewed, refunded, replaced, refinanced or extended in the good faith judgment of the Company;

(6) customary provisions restricting subletting or assignment of any lease, sublease, contract, or license of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(7) any encumbrance or restriction by reason of applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(8) any encumbrance or restriction in connection with the sale of assets or Capital Interests, including, without limitation, any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(9) restrictions on cash and other deposits or net worth imposed by customers or suppliers under contracts entered into the ordinary course of business;

(10) encumbrances and restrictions under any instrument governing Debt or Capital Interests of a Person acquired by the Company or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Capital Interests were Incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Debt, such Debt was permitted by the terms of this Indenture to be Incurred;

(11) encumbrances or restrictions that are customary provisions in joint venture agreements, asset sale agreements, stock sale agreements, sale leaseback agreements and other similar agreements;

(12) encumbrances and restrictions arising in respect of purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business permitted under this Indenture, in each case, to the extent such restrictions and encumbrances limit the right of the debtor to dispose of assets subject to such Liens and apply to the property so acquired (and proceeds thereof);

(13) Liens securing Debt or other obligations otherwise permitted to be Incurred under this Indenture, including pursuant to the provisions of Section 4.10 that limit the right of the debtor to dispose of assets subject to such Liens;

(14) encumbrances or restrictions relating to any Non-Recourse Receivable Subsidiary Debt or any other contractual requirements in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivable Subsidiary or the accounts receivable and related assets described in the definition of Qualified Receivables Transaction which are subject to such Qualified Receivables Transaction;

(15) any other agreement governing Debt entered into after the Issue Date in compliance with Section 4.09 that contains encumbrances and restrictions that are not materially more restrictive, taken as a whole, with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to any agreements in effect on the Issue Date or that do not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes;

(16) restrictions on the sale, lease or transfer of property or assets arising or agreed to in the ordinary course of business, not relating to any Debt, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company and the Restricted Subsidiaries, taken as a whole; and

(17) encumbrances or restrictions arising under deferred compensation arrangements or any “rabbi trust” formed in connection with any such arrangement.

Section 4.13 Limitation on Creation of Unrestricted Subsidiaries.

(a) The Company may designate any Subsidiary of the Company (including any newly-acquired or newly-formed Subsidiary) as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(1) no Event of Default has occurred and is continuing after giving effect to such Designation;

(2) the Subsidiary to be so designated and its Subsidiaries do not at the time of Designation own any Capital Interests or Debt of, or own or hold any Lien with respect to, the Company or any Restricted Subsidiary of the Company;

(3) all the Debt of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(4) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation to:

(A) subscribe for additional Capital Interests of such Subsidiary or

(B) maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results;

(5) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company; and

(6) either (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) the Company could at the time of Designation make (i) a Restricted Payment in an amount equal to the greater of the Fair Market Value or book value of such Subsidiary pursuant to Section 4.08 and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available for Restricted Payments thereunder or (ii) a Permitted Investment in an amount equal to the greater of the Fair Market Value or book value of such Subsidiary and such amount is thereafter treated as a Permitted Investment for the purpose of calculating the amount available for Permitted Investments thereunder.

(b) The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if, immediately after giving effect to such Revocation:

(1) all the Debt of such Unrestricted Subsidiary could be Incurred pursuant to Section 4.09; and

(2) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to Section 4.10.

(c) Any such Designation or Revocation shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such Designation or Revocation, as the case may be, and an Officers’ Certificate certifying that such Designation or Revocation complied with the foregoing conditions.

(d) A Revocation will be deemed to be an Incurrence of Debt by the applicable Restricted Subsidiary of any outstanding Debt of the applicable Unrestricted Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture, and any Debt of such Subsidiary shall be deemed to be Incurred as of such date.

(e) Notwithstanding the foregoing, (i) if any Restricted Subsidiary owns or holds any Material Intellectual Property, such Restricted Subsidiary may not be designated as an Unrestricted Subsidiary and (ii) neither the Company nor any of its Restricted Subsidiaries shall make any Investment consisting of Material Intellectual Property in, Restricted Payment consisting of Material Intellectual Property to or otherwise dispose of any Material Intellectual Property to, any Unrestricted Subsidiary (in each case, without regard to whether the Company or any Restricted Subsidiary has the right to continue to utilize any such Material Intellectual Property after such transfer); for the avoidance of doubt, it is understood and agreed that such restriction shall not restrict any non- exclusive licenses, sublicenses or cross licenses of rights in intellectual property or any rights in intellectual property that become Material Intellectual Property subsequent to the acquisition by an Unrestricted Subsidiary.

Section 4.14 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving with respect to each such Affiliate Transaction or series of related Affiliate Transactions aggregate consideration in excess of $15.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Company or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable arm’s-length transaction by the Company or such Subsidiary with a Person that is not an Affiliate; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35.0 million, the Company delivers to the Trustee a resolution adopted by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any, approving such Affiliate Transaction together with an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.14(a).

(b) Section 4.12(a) will not limit, and shall not apply to:

(1) Restricted Payments that are permitted by the provisions of this Indenture described under Section 4.08 and Permitted Investments (other than Permitted Investments made pursuant to clause (2) or (17) of the definition thereof);

(2) the provision of customary compensation (including bonus and equity compensation) and other benefits (including vacation, retirement, stock compensation, health, option, severance, deferred compensation, retirement, savings and other benefit plans), indemnities, contribution and insurance to directors, officers and employees of the Company or any Restricted Subsidiary in the ordinary course of business to the extent permitted by law;

(3) transactions between or among the Company and/or its Restricted Subsidiaries (other than a Receivable Subsidiary), including any such transactions with any third Person that is not an Affiliate;

(4) any agreement or arrangement as in effect on the Issue Date and any amendment or modification thereto so long as such amendment or modification is not more disadvantageous, taken as a whole, in any material respect to the Holders than the agreement or arrangement in existence on the Issue Date;

(5) any contribution of capital to the Company;

(6) any transaction with a joint venture, partnership, limited liability company or other entity (other than an Unrestricted Subsidiary) that constitutes an Affiliate solely because the Company or a Restricted Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity; provided that no other Affiliate of the Company, other than the Company or a Restricted Subsidiary, shall have any beneficial interest or otherwise participate in such joint venture, partnership, limited liability company or other entity;

(7) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business that are, in the aggregate (taking into account all of the costs and benefits associated with such transactions), on terms that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Company, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company;

(8) transactions effected as part of a Qualified Receivables Transaction;

(9) any employment, severance or consulting agreement or other compensation agreement, arrangement or plan, or any amendment thereto, entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(10) sales of Capital Interests (other than Redeemable Capital Interests) to Affiliates of the Company;

(11) any transaction in which the Company or its Restricted Subsidiaries, as the case may be, deliver to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or its Restricted Subsidiary from a financial point of view or that such transaction complies with clause (1) of Section 4.14(a);

(12) transactions between the Company or any of its Restricted Subsidiaries and any Person that constitutes an Affiliate solely because a director thereof is also a director of the Company; provided that such director abstains from voting as a director of the Company on any matter involving such other Person;

(13) any transaction on arm’s-length terms with non-Affiliates that become Affiliates as a result of such transaction;

(14) loans or advances to employees in the ordinary course of business consistent with the past practices of the Company or Restricted Subsidiaries; and

(15) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged, consolidated or amalgamated with or into, or otherwise acquired by, the Company or a Restricted Subsidiary, as such agreement may be amended, modified, supplemented, extended or renewed from time to time; provided that such agreement was not entered into contemplation of such acquisition, merger or consolidation, and so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous, taken as a whole, in any material respect (in the judgment of the Company) to the Holders than the applicable agreement as in effect on the date of such acquisition, merger or consolidation.

Section 4.15 Offer to Repurchase Upon Change of Control.

(a) Within 30 days following the occurrence of a Change of Control, the Company will make an Offer to Purchase all of the outstanding Notes at a Purchase Price in cash equal to 101% of the principal amount of the Notes tendered, together with accrued and unpaid interest, if any, to, but not including, the Purchase Date.

(b) On the Purchase Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Offer to Purchase; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000;

(2) deposit with the Paying Agent an amount equal to the Purchase Price in respect of all Notes or portions of Notes so tendered; and

(3) deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this Section 4.15.

(c) The Paying Agent will promptly mail (or otherwise deliver in accordance with the applicable procedures of DTC) to each Holder of Notes so tendered the Purchase Price for such Notes, and the Trustee will promptly authenticate upon receipt of an Authentication Order and mail (or otherwise deliver in accordance with the applicable procedures of DTC) (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

(d) If a Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Purchase Date will be paid on the Purchase Date to the Person in whose name a Note is registered at the close of business on such Record Date.

(e) The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws or regulations in connection with any repurchase of the Notes pursuant to this Section 4.15. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under this Indenture by virtue of such compliance.

(f) Other than as specifically provided in this Section 4.15, any purchase pursuant to this Section 4.15 shall be made pursuant to the provisions of Section 3.02, 3.05 and 3.06.

(g) The Company will not be required to make an Offer to Purchase upon a Change of Control if (1) a third party makes such Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements of this Indenture and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase (it being understood that such third party may make a Change of Control Offer that is conditioned on and prior to the occurrence of a Change of Control) or (2) the Company has exercised its right to redeem all of the Notes pursuant to Sections 3.03 and 3.07, unless and until there is a default in payment of the applicable redemption price.

(h) An Offer to Purchase may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Offer to Purchase is made.

Section 4.16 Limitation on Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at or prior to the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Capital Interests issued or sold or otherwise disposed of; provided that with respect to any Asset Sale, the determination of compliance with this clause (1) may be made, at the Company’s option, on either (a) the date on which such Asset Sale is completed or (b) the date on which a definitive agreement for such Asset Sale is entered into; provided, further, in the case of subclause (b), the definitive agreement shall not be subsequently amended by the Company or the applicable Restricted Subsidiary in a manner that could cause the Asset Sale to not be in compliance with this clause (1) as of the date of such amendment; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Eligible Cash Equivalents.

For purposes of clause (2) of this Section 4.16(a) and for no other purpose, each of the following will be deemed to be cash:

(i) any liabilities, as shown on the most recent consolidated balance sheet (or in the footnotes thereto) (or, if incurred, accrued or increased subsequent to the date of such balance sheet, as would have been shown on such balance sheet or footnotes as if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets (including, for the avoidance of doubt, any liabilities of a Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale) pursuant to a customary assignment and assumption or novation agreement that releases the Company or such Restricted Subsidiary from further liability with respect thereto;

(ii) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are repaid, converted or sold or otherwise disposed of by the Company or such Restricted Subsidiary into cash or Eligible Cash Equivalents within 365 days of their receipt to the extent of the cash or Eligible Cash Equivalents received in that conversion; and

(iii) any Designated Non-cash Consideration received by the Company or any such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $190.0 million and (y) 10.0% of the Total Assets of the Company and its Restricted Subsidiaries at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b) Within 450 days after the receipt of any Net Available Cash from an Asset Sale, or, if, with respect to subclauses (C), (D) and (E) of clause (1) of this Section 4.16(b) and subclauses (E), (F) and (G) of clause (2) of this Section 4.16(b), within 450 days after the receipt of any Net Available Cash from any Asset Sale, the Company or any Restricted Subsidiary entered into a contractual commitment pursuant to a binding agreement with the good faith expectation to apply any such Net Available Cash within 180 days of such commitment (an “Acceptable Commitment”), then, within the later of 450 days after the receipt of such Net Available Cash and 180 days from the date of the Acceptable Commitment, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Available Cash at its option to any combination of the following:

(1) to the extent such Net Available Cash is from an Asset Sale of Collateral, (A) to permanently reduce Debt of the Company or a Guarantor (other than any Redeemable Capital Interests or Subordinated Obligations) constituting First Priority Obligations, including Debt under the Senior Credit Facility, (B) to permanently reduce Obligations under the Notes or Future Second Priority Debt, other than Redeemable Capital Interests and Debt owed to the Company or an Affiliate of the Company; provided that if the Company shall so reduce Second Priority Obligations other than Obligations under the Notes, the Company shall equally and ratably reduce Obligations under the Notes as provided either, at the Company’s option, under Section 3.07, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an Offer (in accordance with the procedures set forth below for an Offer to Purchase) to all Holders of the Notes to purchase some or all of their Notes at a purchase price equal to 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be paid, (C) to acquire all or substantially all of the assets or a line of business of, or any Capital Interests of, another Person engaged in a Permitted Business, if, after giving effect to any such acquisition of Capital Interests, such Person is or becomes a Restricted Subsidiary of the Company, in each case to the extent such assets or Capital Interests will constitute Collateral, (D) to make capital expenditures in or that are used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets in accordance with the provisions of this Indenture, (E) to acquire other assets that will constitute Collateral that are not classified as current assets under GAAP that are used or useful in a Permitted Business or (F) any combination of the foregoing;

(2) to the extent such Net Available Cash is from an Asset Sale of assets that do not constitute Collateral, (A) to permanently reduce any Debt of the Company or a Guarantor (other than any Redeemable Capital Interests or Subordinated Obligations) secured by a Lien on such asset, (B) to permanently reduce Debt of the Company or a Guarantor (other than any Redeemable Capital Interests or Subordinated Obligations) constituting First Priority Obligations, including Debt under the Senior Credit Facility, (C) to permanently reduce other Debt that ranks pari passu in right of payment with the Notes (“Pari Passu Debt”), other than Redeemable Capital Interests and Debt owed to the Company or any Affiliate of the Company; provided that if the Company shall so reduce any such Pari Passu Debt, the Company shall equally and ratably reduce Obligations under the Notes as provided either, at the Company’s option, under Section 3.07, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an Offer (in accordance with the procedures set forth in this Section 4.16 for an Offer to Purchase) to all Holders of the Notes to purchase some or all of their Notes at a purchase price equal to 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be paid, (D) to permanently reduce Debt of a Non-Guarantor Subsidiary, other than Debt owed to the Company or an Affiliate of the Company, (E) to acquire all or substantially all of the assets or a line of business of, or any Capital Interests of, another Person engaged in a Permitted Business, if, after giving effect to any such acquisition of Capital Interests, such Person is or becomes a Restricted Subsidiary of the Company, (F) to make capital expenditures in or that are used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets in accordance with the provisions of this Indenture, (G) to acquire other assets that are not classified as current assets under GAAP that are used or useful in a Permitted Business or (H) any combination of the foregoing;

provided that pending the final application of any Net Available Cash in accordance with the foregoing, the Company or any Restricted Subsidiary may temporarily reduce revolving credit borrowings under any Debt Facility or otherwise invest the Net Available Cash in any manner that is not prohibited by this Indenture.

(c) Any Net Available Cash from Asset Sales of Collateral that are not applied or invested as provided in Section 4.16(b)(1) will constitute “Collateral Excess Proceeds.” Any Net Available Cash from Asset Sales of assets that do not constitute Collateral that are not applied or invested as provided in in Section 4.16(b)(2) will constitute “Excess Proceeds”.

In connection with an Asset Sale of Collateral, when the aggregate amount of Collateral Excess Proceeds exceeds $75.0 million, the Company will, within 30 days thereof, make an Offer to Purchase to all Holders (on a pro rata basis among the Notes) and, to the extent required by the terms of any other Second Priority Obligations, to all holders of such Second Priority Obligations, offering to purchase up to the maximum aggregate principal amount of Notes and Second Priority Obligations that may be purchased out of the Collateral Excess Proceeds. The offer price in any Offer to Purchase will be equal to 100% of the principal amount of the Notes, and if applicable, other Second Priority Obligations, plus accrued and unpaid interest, if any, to, but not including, the date of purchase and will be payable in cash.

If any Collateral Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those funds for any purpose not otherwise prohibited by this Indenture and they will no longer constitute Collateral Excess Proceeds. If the aggregate principal amount of Notes and other Second Priority Obligations tendered in such Offer to Purchase exceeds the amount of Collateral Excess Proceeds, the Company will select the Notes and the other Second Priority Obligations to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000 or any integral multiple of $1,000 in excess thereof will be purchased). Upon completion of each Offer to Purchase, the amount of Collateral Excess Proceeds will be reset at zero.

In connection with an Asset Sale of assets that do not constitute Collateral, when the aggregate amount of Excess Proceeds exceeds $75.0 million, the Company will, within 30 days thereof make an Offer to Purchase to all Holders (on a pro rata basis among the Notes) and to the extent required by the terms of any other Second Priority Obligations or other Pari Passu Debt, to all holders of such Second Priority Obligations and other Pari Passu Debt, offering to purchase up to the maximum aggregate principal amount of Notes, Second Priority Obligations and such other Pari Passu Debt that may be purchased out of the Excess Proceeds. The offer price in any Offer to Purchase will be equal to 100% of the principal amount of the Notes, and if applicable, other Second Priority Obligations and other Pari Passu Debt, plus accrued and unpaid interest, if any, to, but not including, the date of purchase and will be payable in cash, in accordance with the procedures set forth in the definition of Offer to Purchase or the agreements governing the Pari Passu Debt, as applicable, in the case of the Notes in integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Company shall commence an Offer to Purchase with respect to Excess Proceeds by mailing (or otherwise delivering in accordance with the applicable procedures of the Depositary) the notice required pursuant to the definition of Offer to Purchase to the Holders, with a copy to the Trustee.

If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those funds for any purpose not otherwise prohibited by this Indenture and they will no longer constitute Excess Proceeds. If the aggregate principal amount of Notes other Second Priority Obligations and other Pari Passu Debt tendered in such Offer to Purchase exceeds the amount of Excess Proceeds, the Company will select the Notes, the other Second Priority Obligations or such other Pari Passu Debt to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000 or any integral multiple of $1,000 in excess thereof will be purchased). Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

(d) Notwithstanding the foregoing, (i) to the extent that any or all of the Net Available Cash of any Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”) is prohibited or delayed by applicable local law from being repatriated to the United States, an amount equal to the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 4.16, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to use reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law to permit such repatriation), and if such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, an amount equal to such Net Available Cash permitted to be repatriated will be applied (whether or not repatriation actually occurs) in compliance with this Section 4.16 (net of any additional taxes that are or would be payable or reserved against as a result thereof) and (ii) to the extent that the Company has determined in good faith that repatriation of any or all of the Net Available Cash of any Foreign Disposition could have an adverse tax consequence which is not de minimis (which for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so the Company, any Restricted Subsidiary or any of their Affiliates and/or equity partners would incur a tax liability, including a material tax dividend, material deemed dividend pursuant to Code Section 956 or material withholding tax), the amount equal to the Net Available Cash so affected will not be required to be applied in compliance with this Section 4.16.

(e) If the Purchase Date is on or after an applicable interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Purchase Date will be paid on the Purchase Date to the Person in whose name a Note is registered at the close of business on such record date.

(f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

Section 4.17 Effectiveness of Covenants.

(a)	Following the first day (a “Suspension Date”):

(1) the Notes have Investment Grade Ratings from any two Rating Agencies and

(2) no Default or Event of Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (1) and (2) being collectively referred to as a “Covenant Suspension Event”), the Company and its Restricted Subsidiaries will not be subject to the provisions of Sections 4.08, 4.09, 4.11 (but only with respect to any Person that is required to become a Guarantor after such Covenant Suspension Event), 4.12, 4.14, 4.16 and 5.01(a)(3) (collectively, the “Suspended Covenants”).

(b) In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes following any Suspension Date and, subsequently, any Rating Agency withdraws its rating or downgrades the rating assigned to the Notes below the required Investment Grade Rating, and, as a result, the Notes do not have Investment Grade Ratings from at least two Rating Agencies, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain an Investment Grade Rating from any two of the Rating Agencies and no Default or Event of Default is in existence; provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the Suspension Date and the Reinstatement Date is referred to as the “Suspension Period.”

(c) On the Reinstatement Date, all Debt (including any Acquired Debt) Incurred during a Suspension Period will be classified as having been Incurred or issued pursuant to Section 4.09(a) or, at the Company’s option, one of the clauses set forth in the definition of “Permitted Debt” (in each case, to the extent such Debt would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Debt Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Debt would not be so permitted to be Incurred pursuant to Section 4.09, such Debt will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4)

of the definition of “Permitted Debt.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.08 will be made as though such covenant had been in effect from the Issue Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.08(a).

(d) For purposes of determining compliance with Section 4.16, the Excess Proceeds from all Asset Sales not applied in accordance with such covenant will be deemed to be reset to zero on the Reinstatement Date. In addition, (i) for purposes of Section 4.14, all agreements and arrangements entered into by the Company and any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period will be deemed to have been entered pursuant to Section 4.14(b)(4) and (ii) for purposes of Section 4.12, under all contracts entered into during the Suspension Period that contain any of the restrictions contemplated by such covenant will be deemed to have been entered into pursuant to Section 4.12(b)(1).

(e) Without causing a Default or Event of Default, the Company and its Restricted Subsidiaries may honor any contractual commitments to take actions following a Reinstatement Date so long as such contractual commitments were entered into during the Suspension Period and not in contemplation of a reinstatement of the Suspended Covenants.

(f) During any Suspension Period, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture.

Promptly following the occurrence of any Covenant Suspension Event or Reinstatement Date, the Company will provide an Officers’ Certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to independently determine or verify if a Covenant Suspension Event or Reinstatement Date has occurred or notify the Holders of any Covenant Suspension Event or Reinstatement Date.

Section 4.18 After Acquired Property. To the extent required by the applicable Security Documents, from and after the Issue Date, upon the acquisition by the Company or any U.S. Guarantor of any After-Acquired Property or if the Company or any U.S. Guarantor creates or is required to create any additional security interest upon any After-Acquired Property to secure any First Priority Obligations, the Company or such U.S. Guarantor shall promptly or concurrently, in the case of After-Acquired Property which is to be subject to any First Priority Liens, execute and deliver such mortgages, deeds of trust, security instruments, financing statements, certificates and opinions of counsel as shall be necessary to vest in the Collateral Agent a perfected Second Priority Lien, subject to the exceptions set forth in the Security Documents and Permitted Liens, in such After-Acquired Property and to have such After-Acquired Property (but subject to the limitations, if applicable, set forth in the Security Documents, including with respect to Excluded Property) added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect; provided, however, that if granting such Second Priority Lien in such After-Acquired Property requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent with respect to the second priority interest for the benefit of the Trustee and the Collateral Agent on behalf of the Holders of the Notes; provided, further, however, that if such third party does not consent to the granting of such second priority security interest after the use of such commercially reasonable efforts, the Company or such U.S. Guarantor, as the case may be, will not be required to provide such security interest.

Section 4.19 Further Assurances. Subject to the limitations set forth in this Indenture and the Security Documents, the Company and the U.S. Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the Second Priority Lien in the Collateral granted to the Collateral Agent, on behalf of the Trustee, the Collateral Agent and the Holders of the Notes, and the priority thereof, and to otherwise effectuate the provisions or purposes of the Indenture and the Security Documents.

Section 4.20 Amendments of Security Documents. Except as provided for in the Security Documents or in Article 9 of this Indenture, the Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders of the Notes in any material respect.

Section 4.21 Post-Closing Matters. The Company shall use commercially reasonable efforts to (i) promptly, and in any event within 60 days after the Issue Date (or such later date as the Senior Secured Credit Facilities Agent may have agreed with respect to such perfection under the Senior Credit Facility) deliver to the Collateral Agent (or the Senior Secured Credit Facilities Agent, as its bailee under the First Priority/Second Priority Intercreditor Agreement) all certificates evidencing Collateral consisting of Capital Interests that is a “security” within the meaning of Article 8 of the New York UCC accompanied by undated stock powers or other instruments of transfer duly executed by the Company or applicable U.S. Guarantor in blank in such form and in such manner as contemplated by the Notes Documents; (ii) promptly, and in any event within 30 days after the Issue Date, deliver to the Collateral Agent insurance certificates and endorsements naming the Collateral Agent as additional insured or loss payee, as applicable.

ARTICLE 5

SUCCESSORS

Section 5.01 Consolidation, Merger, Conveyance, Transfer or Lease.

(a) The Company will not in any transaction or series of related transactions, consolidate or merge with or into or wind up into any other Person (whether or not the Company is the surviving corporation), consummate a Division as the Dividing Person or directly or indirectly sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties or assets of the Company, taken as a whole, to any other Person, unless:

(1) (i) the Company is the surviving or continuing Person or (ii) the Person (if not the Company) formed by such consolidation or into which the Company is merged or Divided or the Person to which such sale, assignment, conveyance, transfer, lease or other disposition has been made substantially as an entirety (such Person, the “Successor Company”), (A) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia (and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized under any such laws) and (B) the Successor Company shall expressly assume, by a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and by joinders or supplements to the Security Documents to which the Company is a party, all of the obligations of the Company under the Notes, this Indenture and the Security Documents;

(2) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, (A) the Company or the Successor Company could Incur $1.00 of additional Debt under Section 4.09(a) or (B) the Consolidated Fixed Charge Coverage Ratio for the Company or the Successor Company and its Restricted Subsidiaries for the most recent Four Quarter Period shall be equal to or greater than such Consolidated Fixed Charge Coverage Ratio immediately prior to such transaction (or the first such transaction if there are a series of transactions);

(4) each Guarantor (unless it is the other party to the transactions described above, in which case clause (1) of this Section 5.01(a) shall apply) shall have by a supplemental indenture confirmed that its Note Guarantee shall apply to such Successor Company’s obligations under this Indenture and the Notes; and

(5) the Company delivers, or causes to be delivered, to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, Division, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture.

(b) Subject to certain limitations set forth in this Indenture, the Successor Company will succeed to, and be substituted for, the Company under this Indenture, the Notes, the Note Guarantees and the Security Documents. Notwithstanding the foregoing, failure to satisfy the requirements of clauses (2) and (3) of Section 5.01(a) will not prohibit:

(1) a merger between the Company and a Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to a Restricted Subsidiary that is a wholly owned Subsidiary of the Company; or

(2) a merger between the Company and an Affiliate of the Company solely for the purpose of reincorporating or forming the Company in another state or territory of the United States or the District of Columbia, so long as, in each case, the amount of Debt of the Company and its Restricted Subsidiaries is not increased thereby.

(c) The Company will not permit any Guarantor in any transaction or series of related transactions, to consolidate or merge with or into or wind up into any other Person (whether or not such Guarantor is the surviving corporation), or directly or indirectly sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties or assets to any Person (other than to the Company or another Guarantor) unless:

(1) (A) if such entity remains a Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the laws of the United States, or any state or territory thereof or the District of Columbia;

(B) the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture, the Notes, its Note Guarantee and the Security Documents to which such Guarantor is a party, if any, pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and joinders or supplements to the Security Documents to which such Guarantor is a party, if any;

(C) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

(D) the Company delivers, or causes to be delivered, to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture and the Security Documents to which such Guarantor is a party, if any; or

(2) in the event the transaction results in the release of the Guarantor’s Note Guarantee under clause (1) of Section 10.06(a), the transaction is made in compliance with Section 4.16 (it being understood that only such portion, if any, of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time).

(d) Subject to the limitations set forth in this Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under this Indenture, the Security Documents to which such Guarantor is a party, if any, and the Note Guarantee of such Guarantor.

(e) Notwithstanding the foregoing, any Guarantor may merge with or into or transfer all or part of its properties and assets to the Company or another Guarantor or merge with a Restricted Subsidiary of the Company, so long as the resulting entity is the Company or remains or becomes a Guarantor.

Section 5.02 Successor Entity Substituted.

Upon any consolidation, merger, winding-up, Division, sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company or a Guarantor in accordance with Section 5.01, the Company and a Guarantor, as the case may be, will be released from its obligations under this Indenture, the applicable Security Documents and the Notes or its Note Guarantee, as the case may be, and the Successor Company and the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or a Guarantor, as the case may be, under this Indenture, the Notes and such Note Guarantee pursuant to a supplemental indenture or other applicable documents or instruments; provided that, in the case of a lease of all or substantially all of its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes, and a Guarantor will not be released from its obligations under its Note Guarantee and the applicable Security Documents.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) failure by the Company or any Guarantor to comply with its obligations under clauses (1), (2), (3) and (4) of Section 5.01(a) and clauses (A), (B) and (C) of Section 5.01(c)(1), as applicable;

(4) failure to perform or comply with Section 4.06 and continuance of such failure to perform or comply for a period of 120 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 30% in aggregate principal amount of the outstanding Notes;

(5) except as permitted by or in accordance with the terms of this Indenture, any Note Guarantee shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms;

(6) default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor in this Indenture (other than a covenant or agreement, a default in whose performance or whose breach is specifically dealt with in clauses (1), (2), (3), (4) or (5) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 30% in aggregate principal amount of the outstanding Notes; provided that no such notice may be given with respect to any action taken, and reported publicly or to the Holders, more than two years prior to such notice;

(7) a default or defaults under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Debt for money borrowed by the Company or any Restricted Subsidiary that is a Significant Subsidiary (or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) (or the payment of which is Guaranteed by the Company or any Restricted Subsidiary that is a Significant Subsidiary (or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary)) having, individually or in the aggregate, a principal or similar amount outstanding of in excess of $75.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or (except in the case of any Debt owing to the Company by any Restricted Subsidiary or any Debt of any Restricted Subsidiary owing to the Company or another Restricted Subsidiary) shall constitute a failure to pay a principal or similar amount of such Debt in excess of $75.0 million when due and payable after the expiration of any applicable grace period with respect thereto;

(8) the entry against the Company or any Restricted Subsidiary that is a Significant Subsidiary (or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) of a final non-appealable judgment or final non-appealable judgments for the payment of money in an aggregate amount in excess of $75.0 million (net of amounts covered by insurance), by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(9) (a) the Company or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) admits in writing that it generally is not able to pay its debts as they become due; or

(b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Company, any such Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(iii) orders the liquidation, dissolution or winding up of the Company, or any Restricted Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(10) unless all of the Collateral has been released from the Second Priority Liens in accordance with the provisions of the Security Documents (a) any default or breach by the Company or any U.S. Subsidiary in the performance of its obligations under the Security Documents or this Indenture that adversely affects the enforceability, validity, perfection or priority of the Second Priority Liens on any Collateral, individually or in the aggregate, having a Fair Market Value in excess of $30.0 million, and continuance of such default or breach for a period of 60 days after written notice thereof by the Trustee or the Holders of 30% in principal amount of the outstanding Notes, or (b) except pursuant to a valid, binding and enforceable termination or release permitted under the Notes Documents and executed by the Trustee or the Collateral Agent, as applicable, or as otherwise expressly permitted under any Notes Document, (i) any provision of any Notes Document shall, at any time after the delivery of such Notes Document, fail to be valid and binding on, or enforceable against, the Company and the U.S. Guarantors party thereto, with respect to any Collateral, individually or in the aggregate, having a Fair Market Value in excess of $30.0 million, as determined by a court of competent jurisdiction, which determination is not rescinded or stayed within 60 days thereof, (ii) the Company or any U.S. Subsidiary shall repudiate or disaffirm its material obligations under any Security Document or this Indenture, which repudiation or disaffirmation is not rescinded within 60 days thereof, (iii) any Notes Document purporting to grant a Lien to secure any Notes Obligation shall, at any time after the delivery of such Notes Document, fail to create or maintain a valid and enforceable Lien on the Collateral purported to be covered thereby, individually or in the aggregate, having a Fair Market Value in excess of $30.0 million, or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Notes Document with respect to any Collateral, individually or in the aggregate, having a Fair Market Value in excess of $30.0 million or (iv) the Company or any U.S. Subsidiary shall state in writing that any of the events described in clauses (i), (ii) or (iii) above shall have occurred.

Section 6.02 Acceleration.

(a) If an Event of Default (other than an Event of Default specified in clause (9) of Section 6.01 with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 30% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind and annul such acceleration, if (1) the rescission would not conflict with any judgment or decrees and (2) all existing Events of Default, other than the non-payment of principal of, premium on, of any, or interest, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, as provided in this Indenture.

(b) In the event of a declaration of acceleration of the Notes solely because an Event of Default specified in clause (7) of Section 6.01 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (7) of Section 6.01 shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Debt within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

(c) If an Event of Default specified in clause (9) of Section 6.01 occurs with respect to the Company, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(d) The Trustee shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Trustee shall have received written notice from the Company or a Holder describing such Default or Event of Default, and stating that such notice is a notice of Default or Event of Default.

(e) The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the Holders to do so.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) may, on behalf of the Holders of all the Notes, waive any past Default under this Indenture and rescind its consequences if such a waiver and rescission would not conflict with any judgment or decree of a court of competent jurisdictions, except a default:

(1) in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company); or

(2) in respect of a covenant or provision hereof which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

If a Default is deemed to occur solely as a consequence of the evidence of another Default (the “Initial Default”), then at the time such Initial Default is cured, such Default that resulted solely because of that Initial Default will also be cured without any further action.

Section 6.05 Control by Majority.

Subject to Section 7.01(e), the Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, and the Trustee may take any action deemed proper by the Trustee that is not inconsistent with such direction. However, the Trustee may refuse to follow any direction that conflicts with law, this Indenture, the Notes or any Note Guarantee, or that is unduly prejudicial to the rights of any other Holder, or that would involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

Subject to Section 6.07 and First Priority/Second Priority Intercreditor Agreement, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) the Holders of at least 30% in aggregate principal amount of the then outstanding Notes have requested in writing to the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security and indemnity; and

(5) the Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction that is inconsistent with such written request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on its Note, on or after the respective due dates expressed or provided for in such Note (including in connection with an Offer to Purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company and any other obligor on the Notes for the whole amount of principal, premium, if any, and interest remaining unpaid on the Notes, together with interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

Section 6.09 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12 Trustee May File Proofs of Claim.

The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes, including the Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian, receiver, trustee or similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.06. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13 Priorities.

Subject to the First Priority/Second Priority Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money in the following order, on the date or dates fixed by the Trustee:

(1) First, to the Trustee and the Collateral Agent and its agents and attorneys for all amounts due under Section 7.06, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee or the Collateral Agent and the costs and expenses of collection;

(2) Second, to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(3) Third, to the Company or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Company and to each Holder in the manner set forth in Section 13.01.

Section 6.14 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee (and not any agent nor the Collateral Agent) will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. The permissive rights of the Trustee and the Collateral Agent to take or refrain from taking any action enumerated in the Notes Documents, as applicable, will not be construed as an obligation or duty. Each of the Trustee and the Collateral Agent will not be required to expend or risk its own funds or otherwise incur liability, financial or otherwise, in acting under the Notes Documents, as applicable, if there are reasonable grounds for believing that the repayment of those funds or indemnity satisfactory to it against that risk or liability is not reasonably assured to it under the Notes Documents, as applicable. No amounts owed to the Trustee or the Collateral Agent under the Notes Documents, as applicable, shall be classified or treated as junior or subordinated indebtedness.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee will be under no obligation to exercise any of the rights or powers under this Indenture, the Notes and the Note Guarantees at the request or direction of any of the Holders unless such Holders have provided to the Trustee security and indemnity satisfactory to the Trustee against the costs, expenses, fees and liabilities which might be incurred by it in compliance with such request or direction.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine in good faith to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both subject to the other provisions of this Indenture. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care hereunder.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Guarantor shall be sufficient if signed by an Officer of the Company or such Guarantor.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless written notice of any event which is in fact such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder; provided that in and during an Event of Default, only the Trustee, and not any agent, Agent, custodian and other Person employed to act hereunder, shall be subject to the prudent person standard.

(j) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l) The permissive right of the Trustee to take or refrain from taking any action in the Notes Documents shall not be construed as a duty.

Section 7.03 Individual Rights of Trustee.

The Trustee or any Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee or such Agent. However, in the event that the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee (if this Indenture has been qualified under the Trust Indenture Act) or resign. The Trustee is also subject to Sections 7.09 and 7.10.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes.

Section 7.05 Notice of Defaults.

If a Default occurs and is continuing of which the Trustee has received written notice, the Trustee will deliver to each Holder a notice of the Default within 90 days after it occurs. Except in the case of an Event of Default specified in clauses (1) or (2) of Section 6.01, the Trustee may withhold from the Holders notice of any continuing Default if it determines that withholding notice is in the interests of the Holders.

Section 7.06 Compensation and Indemnity.

(a) The Company and the Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company and the Guarantors, jointly and severally, shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and the Guarantors, jointly and severally, shall indemnify the Trustee for, and hold each of the Trustee and any predecessor harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses), whether brought by the Company, any Guarantor, any Holder or any third party, incurred by it arising out of or in connection with the acceptance or administration of this Indenture and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Company or any Guarantor (including this Section 7.06)) or defending itself against any claim whether asserted by any Holder, the Company, any Guarantor or any other Person, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity; provided that failure by the Trustee to so notify the Company shall not relieve the Company or any Guarantor of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel. Neither the Company nor any Guarantor need reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, gross negligence or bad faith (as determined in a final order by a court of competent jurisdiction). The Company or any Guarantor, as applicable, shall not enter into any settlement with respect to any claim without the Trustee’s prior written consent (which such consent shall not be unreasonably withheld or delayed).

(c) The obligations of the Company and the Guarantors under this Section 7.06 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

(d) To secure the payment obligations of the Company and the Guarantors in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except funds held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(9) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. The Trustee may resign in writing at any time by giving 30 days’ prior notice of such resignation to the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee upon 30 days’ written notice if:

(1) the Trustee fails to comply with Section 7.09;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a receiver or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(b) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the successor Trustee to replace it with another successor Trustee appointed by the Company.

(c) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(d) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and such transfer shall be subject to the Lien provided for in Section 7.06. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

(f) As used in this Section 7.07, the term “Trustee” shall also include each Agent; provided that the resignation of an Agent becomes effective on the date specified in the notice of resignation; and provided further that, with respect to the Collateral Agent, the provisions of Section 12.07 of this Indenture shall continue to inure to benefit of the retiring Collateral Agent.

Section 7.08 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the successor corporation or national banking association without any further act shall be the successor Trustee, subject to Section 7.09.

Section 7.09 Eligibility; Disqualification.

(a) There shall at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

(b) This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Section 310(a) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

Section 7.10 Preferential Collection of Claims Against the Company.

The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

Section 7.11 Security Documents; Intercreditor Agreement.

By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Collateral Agent, as the case may be, to execute and deliver the First Priority/Second Priority Intercreditor Agreement and any other Security Documents in which the Trustee or the Collateral Agent, as applicable, is named as a party, including any Security Documents executed on or after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the First Priority/Second Priority Intercreditor Agreement or any other Security Documents, the Trustee and the Collateral Agent each shall have all of the rights, privileges, benefits, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

Section 7.12 Limitation on Duty of the Trustee in Respect of Collateral; Indemnification.

(a) Beyond the standard of care of the Trustee set forth in this Indenture, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral

Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral Agent complies with the standard of care of the Collateral Agent set forth in this Indenture and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or Collateral Agent in good faith.

(b) The Trustee and Collateral Agent shall not be responsible for the existence, genuineness, value or protection of any Collateral (except for the safe custody of Collateral in its possession and the accounting for trust monies actually received), for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, maintenance, priority, sufficiency or protection of any Second Priority Lien.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, in the case of Section 8.03 pursuant to a resolution of its Board of Directors set forth in an Officers’ Certificate, elect to have either Section 8.02 or Section 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

(a) Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to this Indenture, all outstanding Notes and Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of such Notes to receive payments in respect of the principal of and any premium, if any, and interest on such Notes when payments are due, solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(2) the Company’s obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4) this Section 8.02.

(b) Following the Company’s exercise of its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

(c) Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16 and 4.17 and clause (3) of Section 5.01(a) with respect to the outstanding Notes, on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, an Event of Default specified in Sections 6.01(3) (that resulted solely from the failure by the Company to comply with clause (3) of Section 5.01(a)), 6.01(4), 6.01(5), 6.01(6) (only with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(7), 6.01(8) or 6.01(9) (in case of each of clauses (7), (8) and (9), solely with respect to Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), in each case, shall not constitute an Event of Default.

Section 8.04 Conditions to Legal Defeasance or Covenant Defeasance.

(a) The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 8.02 or the Covenant Defeasance option under Section 8.03 with respect to the outstanding Notes:

(1) the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) cash in U.S. dollars in an amount, or (B) Government Securities, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient (if requested by the Trustee, as confirmed, certified or attested to by an Independent Financial Advisor in a written certification delivered to the Trustee) without reinvestment, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the redemption date thereof, as the case may be, in accordance with the terms of this Indenture and such Notes;

(2) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders and beneficial owners of such Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and Covenant Defeasance to be effected with respect to such Notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and Covenant Defeasance were not to occur;

(3) no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(4) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture and the agreements governing any other Debt being defeased, discharge or replaced) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound;

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent with respect to such Legal Defeasance or Covenant Defeasance have been complied with;

(6) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, any Guarantor or others; and

(7) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (5) above).

Section 8.05 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest on the Notes, but such money need not be segregated from other funds except to the extent required by law.

(b) The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

(c) Anything in this Article 8 to the contrary notwithstanding, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the certification delivered under Section 8.04(a)(1), if any) are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to the Company.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for one year after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or government obligations in accordance with Section 8.02 or Section 8.03, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03, as the case may be; provided that, if the Company makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders.

(a) Notwithstanding Section 9.02, the Company, the Guarantors and the Trustee, at any time and from time to time, may, without the consent of any Holders, enter into one or more indentures supplemental to this Indenture or amend any Security Document or the First Priority/Second Priority Intercreditor Agreement for any of the following purposes:

(1) to evidence the succession of another Person to the Company or a Guarantor and the assumption by any such successor of the covenants of the Company or a Guarantor in this Indenture, the Notes and the Note Guarantees in accordance with Section 5.01;

(2) to add to the covenants of the Company and its Restricted Subsidiaries for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company or any Guarantor;

(3) to add additional Events of Default for the benefit of the Holders;

(4) to provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes;

(5) to evidence and provide for the acceptance of appointment under this Indenture by a successor Trustee;

(6) to provide for or confirm the issuance of Additional Notes in accordance with the terms of this Indenture;

(7) to add a Guarantor or to release a Guarantor in accordance with this Indenture;

(8) to cure any ambiguity, defect, omission, mistake or inconsistency;

(9) to make any other provisions with respect to matters or questions arising under this Indenture; provided that such actions pursuant to this clause (9) shall not adversely affect the interests of the Holders in any material respect, as determined by the Company in good faith;

(10) to conform the text of this Indenture, the Notes, the Note Guarantees, the applicable Security Document or the First Priority/Second Priority Intercreditor Agreement to any provision of the “Description of Notes” of the Offering Memorandum;

(11) to effect the qualification of this Indenture under the Trust Indenture Act; or

(12) to add additional assets as Collateral;

(13) to secure additional Future Second Priority Obligations pursuant to this Indenture by Liens ranking pari passu with the Liens securing the Notes and the U.S. Note Guarantees;

(14) to release Collateral as permitted by this Indenture, the Security Documents or the First Priority/Second Priority Intercreditor Agreement secure the Notes and the Note Guarantees;

(15) to comply with the rules of any applicable securities depositary; or

(16) to provide a reduction in the minimum denominations of the Notes to the extent the minimum denomination required by DTC is reduced.

(b) Upon the request of the Company, and upon receipt by the Trustee of the documents described in Sections 9.05 and 12.03, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

(c) For the avoidance of doubt, the Trustee shall not be responsible for making any determination as to whether or not the consent of Holders is required in connection with any amendment, supplement or waiver of any provision of this Indenture, the Security Documents, the First Priority/Second Priority Intercreditor Agreement, the Notes or the Note Guarantees.

Section 9.02 With Consent of Holders.

(a) Except as provided in Section 9.01 and this Section 9.02, the Company, the Guarantors and the Trustee may, with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), enter into an amendment to the Security Documents or First Priority/Second Priority Intercreditor or enter into an indenture or indentures supplemental to this Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Security Documents, the First Priority/Second Priority Intercreditor Agreement, this Indenture, the Notes or the Note Guarantees or of modifying in any manner the rights of the Holders under this Indenture, including the definitions therein and, subject to Sections 6.04 and 6.07, waive any existing Default or Event of Default. Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b) Upon the request of the Company, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Sections 9.05 and Section 13.03, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

(c) It shall not be necessary for the consent of the Holders under this Section 9.02, the Security Documents or the First Priority/Second Priority Intercreditor Agreement to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver.

(d) After an amendment, supplement or waiver under this Section 9.02, any Security Document or the First Priority/Second Priority Intercreditor Agreement becomes effective, the Company shall give to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure of the Company to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of any such amendment, supplement or waiver.

(e) Without the consent of each affected Holder, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof (other than provisions relating to Change of Control and Asset Sales), or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor; provided that any amendment to the minimum notice requirement for any redemption may be made with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding;

(2) reduce the required percentage of aggregate principal amount of the outstanding Notes, whose Holders are required to consent to any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) provided for in this Indenture;

(3) contractually subordinate, in right of payment, the Notes to any other Debt of the Company or the Guarantors;

(4) modify or change any provision of this Indenture, Security Documents or the First Priority/Second Priority Intercreditor Agreement affecting the ranking or priority of the Notes or any Note Guarantee in a manner adverse to the Holders;

(5) modify any of the provisions of this Section 9.02 or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby; or

(6) release any Guarantees required to be maintained under this Indenture or modify the Note Guarantees in any manner adverse to the Holders (in each case, other than in accordance with the terms of this Indenture).

(f) For the avoidance of doubt, the Trustee shall not be responsible for making any determination as to whether or not the consent of Holders, or what percentage of such Holders, is required in connection with any amendment, supplement or waiver of any provision of this Indenture, the Notes, the Note Guarantees, the Security Documents or the First Priority/Second Priority Intercreditor Agreement.

(g) A consent to any amendment, supplement or waiver of this Indenture, the Notes or the Note Guarantees by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

(h) Notwithstanding the foregoing, without the consent of the Holders of at least 66 2/3% in principal amount of the Notes then outstanding, no supplemental indenture, amendment, supplement or waiver may (i) release all or substantially all of the Collateral other than in accordance with this Indenture, the Security Documents and the First Priority/Second Priority Intercreditor Agreement, (ii)(A) modify any Security Document, the First Priority/Second Priority Intercreditor Agreement or the provisions of this Indenture dealing with the Security Documents or application of trust moneys or (B) release any Collateral in any manner materially adverse to the Holders (subject to clause (i) above with respect to the release of all or substantially all of the Collateral) other than in accordance with the terms of this Indenture, the Security Documents and the First Priority/Second Priority Intercreditor Agreement or (iii) subordinate, or have the effect of subordinating, the Liens securing the Second Priority Obligations to Liens securing any other Debt or other obligation or modify the First Lien/Second Priority Intercreditor Agreement or any other applicable intercreditor agreement in any manner materially adverse to the Holders other than in accordance with this Indenture, the Security Documents, the First Priority/Second Priority Intercreditor Agreement or such other applicable intercreditor agreement.

Section 9.03 Revocation and Effect of Consents.

(a) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b) The Company may, but shall not be obligated to, fix a record date pursuant to Section 1.04 for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.

Section 9.04 Notation on or Exchange of Notes.

(a) The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b) Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee to Sign Amendments, etc.

In executing any amendment, supplement or waiver, the Trustee or Collateral Agent, as applicable, shall receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 13.03, an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent are satisfied with respect to the execution and delivery of any such amendment, supplemental indenture or waiver, that such amendment, supplemental indenture or waiver is authorized or permitted by this Indenture or the Security Documents, as applicable, that such amendment, supplemental indenture or waiver is the legal, valid and binding obligation of the Company and each applicable Guarantor party thereto, enforceable against each of them in accordance with its terms, subject to customary exceptions, and that such amendment, supplemental indenture or waiver complies with the provisions hereof, the Notes or the Note Guarantee, the Security Documents or the First Priority/Second Priority Intercreditor Agreement.

Section 9.06 Payment for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes, the Note Guarantee, the Security Documents or the First Priority/Second Priority Intercreditor Agreement unless such consideration is offered to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment; provided that if such consents, waivers or amendments are sought in connection with an exchange offer where participation in such exchange offer is limited to Holders who are “qualified institutional buyers,” within the meaning of Rule 144A under the Securities Act, or non-U.S. persons, within the meaning of Regulation S under the Securities Act, then such consideration need only be offered to all Holders to whom the exchange offer is made and to be paid to all such Holders that consent, waive or agree to amend in such time frame.

ARTICLE 10

GUARANTEES

Section 10.01 Guarantee.

(a) Subject to this Article 10, (i) each of the U.S. Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior secured basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Company hereunder or thereunder, and (ii) each of the Foreign Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior unsecured basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Company hereunder or thereunder.

that: (1) the principal, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other Obligations of the Company to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise (collectively, the “Guaranteed Obligations”). Failing payment by the Company when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each of the Note Guarantees shall be a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof (other than any waiver or consent expressly releasing such Guarantor’s obligations hereunder), the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture, or pursuant to Section 10.06.

(c) Each of the Guarantors also agrees, jointly and severally, to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee, the Collateral Agent or any Holder of the Notes in enforcing any rights under this Section 10.01.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(f) Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g) In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h) Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or abuse of corporate assets or similar laws affecting the rights of creditors generally, including laws relating to the liability of directors and managers, in each case to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

Any Guarantor incorporated or formed in the Federal Republic of Germany (a “German Subsidiary Guarantor”) will not be liable as a Guarantor if and to the extent that a payment by the German Subsidiary Guarantor hereunder would cause or reasonably likely cause any personal, criminal or civil liability (including without limitation according to Sections 30, 43 of the German Limited Liability Companies Act (GmbHG)) of a managing director of that German Subsidiary Guarantor.

Section 10.03 Execution and Delivery.

(a) To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer or person holding an equivalent title.

(b) Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c) If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantees shall be valid nevertheless.

(d) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(e) If required by Section 4.11, the Company shall cause any newly-created or newly-acquired Restricted Subsidiary to comply with the provisions of Section 4.11 and this Article 10, to the extent applicable.

Section 10.04 Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 10.05 Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.06 Release of Note Guarantees.

(a) A Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Company or the Trustee shall be required for the release of such Guarantor’s Note Guarantee, upon:

(1) (i) any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation, Division or otherwise) of the Capital Interests of such Guarantor (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, after which the applicable Guarantor is no longer a Restricted Subsidiary, or the sale of all or substantially all of the assets of such Guarantor, in each case in a sale, assignment, transfer, conveyance, exchange or other disposition that is made in compliance with the provisions of this Indenture, including Section 4.16 (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time); provided that all Guarantees, Liens and other obligations of such Guarantor in respect of all other Debt of the Company and its Restricted Subsidiaries terminate upon consummation of such transaction;

(ii) the release or discharge of such Guarantor as an obligor or guarantor under all other Debt of the Company and its Restricted Subsidiaries, except (i) if such release or discharge is in connection with a refinancing, refunding or replacement of such Debt for which such Guarantor is a borrower or guarantor of the obligations under the new refinanced, refunded or replacement Debt or (ii) if a release or discharge is by or as a result of payment under such other guarantees;

(iii) the proper designation of any Guarantor as an Unrestricted Subsidiary;

(iv) the Company’s exercise of its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or the Discharge of the Company’s obligations under this Indenture in accordance with the terms of this Indenture; or

(v) as described under Article 9 of this Indenture; and

(2) such Guarantor delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction and release have been complied with and that such release is authorized or permitted by this Indenture and any applicable Notes Document.

(b) The Company shall notify the Trustee and the Collateral Agent of such release or discharge of a Guarantee of a Guarantor by delivering to the Trustee and the Collateral Agent an Officers’ Certificate, upon which the Trustee and the Collateral Agent shall have the right to rely. If the Company or any Guarantor requires and requests that the Trustee execute and deliver an instrument evidencing a release or discharge of a Guarantor, the Company shall provide an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent to such release or discharge have been satisfied and that such release or discharge is authorized or permitted by the terms of this Indenture and the applicable Notes Document.

(c) At the written request of the Company, the Trustee shall execute and deliver any other documents reasonably requested in order to evidence such release, discharge and termination in respect of the applicable Note Guarantee.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

This Indenture will be discharged, and will cease to be of further effect as to all Notes and all Note Guarantees, when:

(a) either: (A) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust, have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the giving of a notice of redemption or otherwise or (ii) will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities or a combination thereof in an amount sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date of redemption, as the case may be;

(b) the Company or any Guarantor has paid or caused to be paid all other sums then due and payable under this Indenture;

(c) no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facility or any other material agreement or material instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(d) the Company has delivered irrevocable written instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(e) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent under this Indenture relating to the Discharge have been complied with.

Upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officers’ Certificate delivered to the Trustee at least two (2) Business Days prior to the redemption date that confirms that such Applicable Premium Deficit shall be applied toward such redemption.

Section 11.02 Application of Trust Money.

(a) Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee, but such money need not be segregated from other funds except to the extent required by law.

(b) If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Company has made any payment of principal, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent, as the case may be.

ARTICLE 12

COLLATERAL

Section 12.01 Security Documents.

(a) The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Company and the Guarantors to the Holders, the Trustee or the Collateral Agent under this Indenture, the Notes, the U.S. Note Guarantees, the First Priority/Second Priority Intercreditor Agreement and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Notes Obligations, subject to the terms of the First Priority/Second Priority Intercreditor Agreement. The Trustee, the Company and the U.S. Guarantors hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Holders, the Trustee and the Collateral Agent and pursuant to the terms of the Security Documents and First Priority/Second Priority Intercreditor Agreement. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the First Priority/Second Priority Intercreditor Agreement, as may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs the Trustee and the Collateral Agent, as applicable, to execute and deliver each of the Security Documents and First Priority/Second Priority Intercreditor Agreement, and any other Security Documents and any joinders to the foregoing to which it is a party, binding the Holders of the Notes to the terms thereof, and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall deliver to the Collateral Agent filed copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. Subject to Section 4.18 and the First Priority/Second Priority Intercreditor Agreement, the Company and the U.S. Guarantors shall execute any and all further documents, agreements and instruments, file all financing statements (including continuation statements and amendments to financing statements), and take all further action that may be required under applicable law in order to grant, preserve, maintain, protect and perfect (or continue the perfection of) the validity and priority of the Liens and security interests created or intended to be created by the Security Documents in the Collateral. Such security interest and Liens will be created under the Security Documents and other security agreements, instruments and documents. Except as otherwise permitted under the Indenture, the First Priority/Second Priority Intercreditor Agreement and the Security Documents, none of the Company nor any of the U.S. Guarantors will be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders of the Notes.

Section 12.02 Release of Collateral.

(a) Subject to clause (b) below, the Liens securing the Notes will be automatically released, and the Trustee (subject to its receipt of an Officers’ Certificate as provided below) shall execute documents evidencing such release, or instruct the Collateral Agent to execute, as applicable, the same at the Company’s sole cost and expense, under one or more of the following circumstances.

(1) in whole upon:

(A) a Legal Defeasance or Covenant Defeasance of this Indenture as set forth under Article 8;

(B) satisfaction and discharge of this Indenture as set forth under Article 11;

(C) payment in full of principal, interest and all other obligations on the Notes under this Indenture and the other Notes Obligations (other than contingent obligations for which no claims have been made);

(2) in whole or in part, with the consent of the requisite Holders of the Notes in accordance with Article 9 of this Indenture, including consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes;

(3) in part, as to any asset constituting Collateral:

(A) that is sold or otherwise disposed of;

(i) by the Company or any of the U.S. Guarantors to any Person that is not the Company or a U.S. Guarantor in a transaction permitted by Section 4.16 and by the Security Documents (to the extent of the interest sold or disposed of) or otherwise permitted by this Indenture and the Security Documents, or

(ii) if (and for so long as) all other Liens on such asset securing the First Priority Obligations then secured by such asset are released and no Default or Event of Default has occurred and is continuing under this Indenture;

(B) that is held by a U.S. Guarantor (including with respect to the Second Priority Liens securing the U.S. Notes Guarantee of any U.S. Guarantor) that ceases to be a Guarantor in accordance with the terms of Article 9 or Section 10.06;

(C) that becomes Excluded Property; or

(D) that is otherwise released in accordance with, and as expressly provided for by the terms of, this Indenture, the First Priority/Second Priority Intercreditor Agreement and the Security Documents; provided that the Second Priority Liens on the Collateral will not be released if the Liens securing the First Priority Obligations are released in connection with any Discharge of Senior Lender Claims, except to the extent that such Collateral or any portion thereof was disposed of in compliance with the terms of the First Priority/Second Priority Intercreditor Agreement in order to repay First Priority Obligations secured by such Collateral.

(b) With respect to any release of Collateral, upon receipt of an Officers’ Certificate and Opinion of Counsel, each stating that all conditions precedent under this Indenture and any applicable Notes Document to such release have been met and that such release is authorized or permitted by the terms of this Indenture and such applicable Notes Document, the Trustee and the Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the First Priority/Second Priority Intercreditor Agreement (prepared by the Company and at the Company’s expense) and shall do or cause to be done (at the Company’s expense) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officers’ Certificate, and notwithstanding any term hereof or in any Security Document or in the First Priority/Second Priority Intercreditor Agreement to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officers’ Certificate and Opinion of Counsel, upon which it shall be entitled to conclusively rely.

Section 12.03 Suits to Protect the Collateral.

Subject to the provisions of Article 7 and the Security Documents and the First Priority/Second Priority Intercreditor Agreement, the Trustee may or may direct the Collateral Agent to take all actions it determines in order to:

(a) enforce any of the terms of the Security Documents; and

(b) collect and receive any and all amounts payable in respect of the Notes Obligations.

Subject to the provisions of the Security Documents and the First Priority/Second Priority Intercreditor Agreement, the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee or the Collateral Agent may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

Section 12.04 Authorization of Receipt of Funds by the Trustee under the Security Documents.

Subject to the provisions of the First Priority/Second Priority Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.05 Purchaser Protected

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable U.S. Guarantor to make any such sale or other transfer.

Section 12.06 Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Company or a U.S. Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a U.S. Guarantor or of any Officer or Officers thereof required by the provisions of this Article 12; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent

Section 12.07 Collateral Agent.

(a) The Company, the Guarantors, and each of the Holders by acceptance of the Notes, and each beneficial owner of an interest in a Note, hereby designate and appoint each Collateral Agent as its agent under the Notes Documents and each of the Holders by acceptance of the Notes hereby irrevocably authorizes each Collateral Agent to take such action on its behalf under the provisions of the Notes Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Notes Documents, and consents and agrees to the terms of each Notes Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms or the terms of this Indenture and such Notes Document. The Collateral Agent agrees to act as such on the express conditions contained in this Section 12.07. The provisions of this Section 12.07 are solely for the benefit of the Collateral Agent and none of the Company, any of the Guarantors nor any of the Holders shall have any rights as a third party beneficiary of any of the provisions contained herein. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of the Notes Documents, and the exercise by any Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall have only those duties or responsibilities expressly provided hereunder or thereunder and the Collateral Agent shall not have nor be deemed to have any fiduciary relationship with the Trustee, the Company, any other Guarantor or any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Notes Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture and the Notes Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an ad-ministrative relationship between independent contracting parties.

(b) The Collateral Agent shall act pursuant to the instructions of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and the Trustee (or such other persons as set forth in this Indenture and in the Notes Documents) with respect to the Notes Documents and the Collateral. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture or the Notes Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable, or, if applicable, such other persons as set forth in this Indenture and the Notes Documents. After the occurrence and during the continuance of an Event of Default, subject to the provisions of the Notes Documents, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture or the Notes Documents.

(c) Notwithstanding anything to the contrary, none of the Collateral Agent or any of its respective Affiliates shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company, the Guarantors, or any Officer or related person thereof, contained in this Indenture, or any other Notes Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under, or in connection with, the Notes Documents, or the validity, effectiveness, genuineness, enforceability or sufficiency of the Notes Documents, or for any failure of the Company or any Guarantor to the Notes Documents to perform its obligations hereunder or thereunder. The Collateral Agent shall not be under any obligation to any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture or the Notes Documents or to inspect the properties, books, or records of the Company or any Guarantor.

(d) Other than in connection with a release of Collateral permitted under Section 12.02 (except as may be required by Section 9.02), in each case that the Collateral Agent may or is required hereunder or under any Security Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise act hereunder or under any Notes Documents, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of at least a majority in aggregate principal amount of the then outstanding Notes. Subject to the Notes Documents, if the Collateral Agent shall request direction from the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(e) Beyond the exercise of reasonable care in the custody of the Collateral in its possession, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody of the collateral in its possession if it complies with the standard of care of the Collateral Agent set forth herein, and the Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(f) The Collateral Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent, as determined by a court of competent jurisdiction in a final, non-appealable order, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any grantor to the Collateral, for insuring the collateral or for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Agent hereby disclaims any representation or warranty to the present and future Holders of the Notes concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral. Notwithstanding anything to the contrary in this Indenture, Security Document, or any other Notes Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the preparing recording, filing, re-recording, re-filing, registering, perfection, protection or maintenance any financing statement, perfection statement, continuation statement or other instrument evidencing the security interests or Liens intended to be created by this Indenture or the other Notes Documents (including without limitation the filing or continuation of any UCC) in any public office or for otherwise ensuring the perfection or maintenance of any security interest granted pursuant to this Indenture or any Security Document.

(g) In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent, as applicable, to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Agent will not be liable to any person for any environmental claims or any environmental liabilities or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment. Notwithstanding anything to the contrary contained in this Indenture or the other Notes Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under any mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient and the Collateral Agent reserves the right, instead of taking such action, to either resign as the Collateral Agent in accordance with Section 12.07(g) or arrange for the transfer of the title or control of the asset to a court-appointed receiver.

(h) The Collateral Agent shall be entitled to all of the protections, immunities, indemnities, rights and privileges of the Trustee set forth in this Indenture and all such protections, immunities, indemnities, rights and privileges shall apply to the Collateral Agent in its roles under any other Security Document, whether or not expressly stated therein; provided however, that in and during an Event of Default, only the Trustee, and not the Collateral Agent, shall be subject to the prudent person standard.

(i) The Collateral Agent has no duty to monitor, and there can be no assurance that the Company will inform the Collateral Agent of, the future acquisition of property that is of a type constituting Collateral. Accordingly, there can be no assurance that the actions required to properly perfect a security interest in any such after-acquired property will be taken.

(j) The Collateral Agent shall be entitled to compensation, reimbursement and indemnity as set forth in Section 7.06.

(k) Each Holder, by acceptance of the Notes, agrees that each Collateral Agent shall execute and deliver the Notes Documents to which it is a party and all agreements, documents and instruments incidental thereto (including any releases permitted hereunder), and act in accordance with the terms thereof. The Collateral Agent is authorized and directed by the Company, each Guarantor, and the Holders to (i) enter into the Notes Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the First Priority/Second Priority Intercreditor Agreement, (iii) make the representations of the Holders set forth in the Notes Documents, (iv) bind the Holders on the terms as set forth in the Notes Documents and (v) perform and observe its obligations under the Notes Documents. Any execution of a Notes Document by the Collateral Agent shall be at the direction and expense of the Company, upon delivery to the applicable Collateral Agent of an Officers’ Certificate and an Opinion of Counsel stating that the execution is authorized or permitted pursuant to the Indenture and applicable Notes Documents.

(l) Notwithstanding anything in the Notes Documents to the contrary, the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Notes Documents that the Collateral Agent is required to exercise as directed in writing by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes; provided, the Collateral Agent shall be entitled to refrain from any act or the taking of any action hereunder or under any of the Notes Documents or from the exercise of any power or authority vested in it hereunder or thereunder unless and until the Collateral Agent shall have received instructions from the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, and if the Collateral Agent deems necessary, satisfactory indemnity, and shall not be liable for any such delay in acting. The Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Notes Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy or insolvency law. For purposes of clarity, phrases such as “satisfactory to the Collateral Agent”, “approved by the Collateral Agent”, “acceptable to the Collateral Agent”, “as determined by the Collateral Agent”, “in the Collateral Agent’s discretion”, “selected by the Collateral Agent”, “requested by the Collateral Agent”, “the Collateral Agent may deem necessary or desirable” and phrases of similar import authorize and permit the Collateral Agent to approve, disapprove, determine, act or decline to act in its discretion. The Collateral Agent shall not have any liability for any delay in acting or failure to exercise any such discretionary action, right or power nor shall the Collateral Agent be obligated to act at the direction of the required Holders unless it has received indemnity and/or security satisfactory to it.

(m) If any indemnity in favor of the Collateral Agent shall be or become, in the Collateral Agent’s reasonable determination, inadequate, the Collateral Agent may by written request call for additional indemnification and cease to do the acts indemnified against hereunder until such additional indemnity is given. The permissive authorizations, entitlements, powers and rights (including the right to request that the Company or any other U.S. Guarantor take an action or deliver a document and the exercise of remedies following an Event of Default) granted to the Collateral Agent herein shall not be construed as duties.

(n) In the event of any dispute between or conflicting claims among any the Company, any U.S. Guarantor, or any party to the Notes Documents and any other person or entity with respect to any Collateral, the Collateral Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Collateral so long as such dispute or conflict shall continue, and the Collateral Agent shall not be or become liable in any way to the Company, any Guarantor, any party to the Notes Documents or any other secured party for failure or refusal to comply with such conflicting claims, demands or instructions. The Collateral Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Collateral Agent or (ii) the Collateral Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. The Collateral Agent shall act on any court order, judgment or decree that is accompanied by a legal opinion by counsel for the presenting party, satisfactory to the Collateral Agent, to the effect that said order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been filed with such court. The Collateral Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Company and the other Guarantors to the extent provided for in Section 7.06. The Collateral Agent shall have no responsibility for the contents of any writing of any arbitrators or any third party contemplated in any Notes Documents as a means to resolve disputes and may conclusively rely without any liability upon the contents thereof.

(o) The Collateral Agent shall incur no liability as a result of the sale (whether public or private) of the Collateral or any part thereof at any sale pursuant to this Indenture conducted in a commercially reasonable manner. Each of the Company, the U.S. Guarantors and the Second Priority Secured Parties hereby waive any claims against the Collateral Agent arising by reason of the fact that the price at which the Collateral may have been sold at such sale (whether public or private) was less than the price that might have been obtained otherwise, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree, so long as such sale is conducted in a commercially reasonable manner. Each of the Company, the U.S. Guarantors and the Second Priority Secured Parties hereby agree that in respect of any sale of any of the Collateral pursuant to the terms hereof, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable laws, or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and the Company, the U.S. Guarantors an the Second Priority Secured Parties further agree that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable or accountable to the Company, the U.S. Guarantors or the Second Priority Secured Parties for any discount allowed by reason of the fact that the Collateral or any part thereof is sold in compliance with any such limitation or restriction.

(p) Upon the receipt by the Collateral Agent of a written request of the Company signed by an Officer (a “Security Document Order”), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document or amendment or supplement thereto to be executed after the Issue Date; provided that the Collateral Agent shall not be required to execute or enter into any such Security Document which, in the Collateral Agent’s reasonable opinion is reasonably likely to adversely affect the rights, duties, liabilities or immunities of the Collateral Agent or that the Collateral Agent determines is reasonably likely to involve the Collateral Agent in personal liability. Such Security Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 12.07(p), and (ii) instruct the Collateral Agent to execute and enter into such Security Document. Other than as set forth in this Indenture, any such execution of a Security Document shall be at the direction and expense of the Company, upon delivery to the Collateral Agent of an Officers’ Certificate stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Notes Documents (subject to the first sentence of this Section 12.07(p)).

(q) If at any time or times it shall be necessary or prudent in order to conform to any law of any jurisdiction in which any of the Collateral shall be located, or the applicable Collateral Agent shall be advised by counsel, satisfactory to it, that it is reasonably necessary in the interest of the Second Priority Secured Parties, or the First Lien Collateral Agent shall in writing so request the applicable Collateral Agent, or the applicable Collateral Agent shall deem it desirable for its own protection in the performance of its duties hereunder, the applicable Collateral Agent and the Second Priority Secured Parties shall, at the reasonable request of the applicable Collateral Agent, execute and deliver all instruments and agreements necessary or proper to constitute another bank or trust company, or one or more persons approved by the applicable Collateral Agent (or the Administrative Agent, as the case may be) and the Second Priority Secured Parties, either to act as co-Collateral Agent or co-Collateral Agents of all or any of the Collateral, jointly with the applicable Collateral Agent originally named herein or any successor or successors, or to act as separate collateral agent or collateral agents any such property. In case an Event of Default shall have occurred and be continuing, the applicable Collateral Agent may act under the foregoing provisions of this subsection without the concurrent consent of the Second Priority Secured Parties, and the Second Priority Secured Parties hereby appoint the Collateral Agent as its trustee and attorney to act under the foregoing provisions of this subsection in such case.

(r) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “Notice of Default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 (Event of Default) or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.07).

(s) For the avoidance of doubt and notwithstanding anything contrary in any Notes Documents, in the event of inconsistency between the terms of this Indenture and any other Notes Documents (except for the First Priority/Second Priority Intercreditor Agreement), the terms in this Indenture shall prevail.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

(a) Any notice or communication to the Company, any Guarantor or the Trustee is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission, to its address:

if to the Company or any Guarantor:

c/o Matthews International Corporation

Two NorthShore Center

Pittsburgh, Pennsylvania 15212

Fax No.: (412) 442-8290

Email: bwalters@matthewsintl.com

Attention: Brian D. Walters, Executive Vice President and General Counsel

with a copy to:

K&L Gates LLP

K&L Gates Center

210 Sixth Avenue

Pittsburgh, Pennsylvania, 15222

Fax No.:(412) 355-6501

Email: Ron.Aulbach@klgates.com; Michelle.McCreery@klgates.com

Attention: Ronald T. Aulbach and Michelle R. McCreery

if to the Trustee and the Collateral Agent:

Truist Bank

2713 Forest Hills Road, S.W.

Building 2, Floor 2

Wilson, North Carolina 27893

Attention: Corporate Trust and Escrow Services

The Company, any Guarantor or the Trustee or the Collateral Agent, by like notice, may designate additional or different addresses for subsequent notices or communications.

(b) All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first date of which publication is made, if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; the next Business Day after timely delivery to the courier, if mailed by overnight air courier guaranteeing next day delivery; when receipt acknowledged, if sent by facsimile or electronic transmission; provided that any notice or communication delivered to the Trustee or the Collateral Agent shall be deemed effective upon actual receipt thereof.

(c) Any notice or communication to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee agrees to accept. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(d) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(e) Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption pursuant to Section 3.07) to any Holder of an interest in a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable Depositary for such Note (or its designee), according to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.

(f) The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, PDF, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture (including, without limitation, the Notes, any Note Guarantee and any Officers’ Certificate) shall be deemed to include electronic signatures, including without limitation, digital signature provided by DocuSign or Adobe (or such other digital signature provider as specified in writing to Trustee by the authorized representative), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee or the Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

(g) If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(h) If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 13.02 Communication by Holders with Other Holders.

Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes as if this Indenture were subject to such Trust Indenture Act Section 312(b) (except for the provisions of such Section 312(b) pertaining to filings with, and hearings before, the Commission). The Company, the Trustee, the Registrar and anyone else shall be deemed to have the protection of Trust Indenture Act Section 312(c).

Section 13.03 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or any Guarantor to the Trustee or the Collateral Agent to take any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee and Collateral Agent, as applicable, or if such action relates to a Notes Document:

(a) an Officers’ Certificate (which shall include the statements set forth in Section 13.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 13.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 13.04 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.07) shall include:

(a) statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 13.05 Intercreditor Agreements

Reference is made to the First Priority/Second Priority Intercreditor Agreement. Each Holder, by its acceptance of a Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the First Priority/Second Priority Intercreditor Agreement and (b) authorizes and instructs the Trustee and the Collateral Agent to enter into the First Priority/Second Priority Intercreditor

Agreement, as Trustee and as Collateral Agent, as the case may be, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein. The foregoing provisions are intended as an inducement to the lenders under the Senior Credit Facility to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the First Priority/Second Priority Intercreditor Agreement.

Section 13.06 No Personal Liability of Stockholders, Partners, Officers or Directors.

No director, manager, officer, employee, equity owner, general or limited partner, incorporator or other Person acting in any capacity similar to any of the foregoing, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company or the Guarantors under the Notes, any Note Guarantee, this Indenture or the Security Documents by reason of such status.

Each Holder of Notes by accepting a Note expressly waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

Section 13.07 Governing Law.

THIS INDENTURE, THE SECURITY DOCUMENTS (UNLESS EXPRESSLY SET FORTH OTHERWISE THEREIN), THE NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY, AND WILL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.08 Waiver of Jury Trial.

EACH OF THE COMPANY, THE GUARANTORS, THE HOLDERS OF THE NOTES BY THEIR ACCEPTANCE THEREOF AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITY DOCUMENTS, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.09 Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics or pandemics, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services, or other causes reasonably out of its control; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.10 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.11 Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

Section 13.12 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.13 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be deemed to be an original, but all of them together represent the same agreement.

Section 13.14 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.15 Counterparts.

This Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Indenture and any document delivered in connection with this Indenture by facsimile, electronically in portable document format (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or in any other format will be effective as delivery of a manually executed counterpart. The Company agrees to assume all risks arising out of the use of using electronic signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 13.16 U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 13.17 Payments Due on Non-Business Days.

In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal, premium, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes, provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.

Section 13.18 Submission to Jurisdiction.

Each of the Company and the Guarantors hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture, the Security Documents, the Guarantees and the Notes, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts. Nothing in this Indenture or any other Notes Document shall affect any right that the Trustee, the Collateral Agent, or any Holder of the Notes may otherwise have to bring any action or proceeding relating to this Indenture or any other Notes Document against the Company or any Guarantor or its properties in the courts of any jurisdiction.

Section 13.19 FATCA.

In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”), the Company agrees (i) to provide to the Trustee sufficient information about holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) so the Trustee can determine whether it has tax related obligations under Applicable Law, (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law for which the Trustee shall not have any liability, and (iii) to hold harmless the Trustee for any losses it may suffer due to the actions it takes to comply with such Applicable Law. The terms of this section shall survive the termination of this Indenture.

[Signatures on following page]

MATTHEWS INTERNATIONAL CORPORATION

By:	/s/ Steven F. Nicola
Name: Steven F. Nicola
Title: Chief Financial Officer and Secretary

MILSO INDUSTRIES CORPORATION

By:	/s/ Steven F. Nicola
Name: Steven F. Nicola
Title: Vice President and Assistant Secretary

THE YORK GROUP, INC.

By:	/s/ Steven F. Nicola
Name: Steven F. Nicola
Title: Vice President and Assistant Secretary

IDL WORLDWIDE, INC.

By:	/s/ Steven F. Nicola
Name: Steven F. Nicola
Title: Vice President and Assistant Secretary

SGK LLC

By:	/s/ Steven F. Nicola
Name: Steven F. Nicola
Title: Vice President and Assistant Secretary

Signature Page to Indenture

SCHAWK HOLDINGS INC.

By:	/s/ Steven F. Nicola
Name: Steven F. Nicola
Title: Vice President and Assistant Secretary

SCHAWK WORLDWIDE HOLDINGS

By:	/s/ Steven F. Nicola
Name: Steven F. Nicola
Title: Vice President and Assistant Secretary

SCHAWK USA INC.

By:	/s/ Steven F. Nicola
Name: Steven F. Nicola
Title: Vice President and Assistant Secretary

MATTHEWS AURORA, LLC

By:	/s/ Steven F. Nicola
Name: Steven F. Nicola
Title: Vice President and Assistant Secretary

AURORA CASKET COMPANY, LLC

By:	/s/ Steven F. Nicola
Name: Steven F. Nicola
Title: Vice President and Assistant Secretary

Signature Page to Indenture

MATTHEWS EUROPE GMBH

By:	/s/ Gregory S. Babe
Name: Gregory S. Babe
Title: Director

SCHAWK UK LIMITED

By:	/s/ Steven F. Nicola
Name: Steven F. Nicola
Title: Director

Signature Page to Indenture

TRUIST BANK, as Trustee and as Collateral Agent

By:	/s/ Patrick Giordano
Name: Patrick Giordano
Title: Vice President

Signature Page to Indenture

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES AND

ADDITIONAL NOTES

Section 1.1 Definitions.

(a) Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in this Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Societe Anonyme, or any successor securities clearing agency.

“Distribution Compliance Period,” with respect to any Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee, and (b) the date of issuance with respect to such Note or any predecessor of such Note.

“Euroclear” means Euroclear Bank S.A./N.Y., as operator of Euroclear systems Clearance System or any successor securities clearing agency.

“IA1” means an institution that is an “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and is not a QIB.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.

“U.S. person” means a “U.S. person” as defined in Regulation S.

(b) Other Definitions.

Term:	Defined in Section:
“Agent Members”	2.1(c)
“Definitive Notes Legend”	2.2(e)
“ERISA Legend”	2.2(e)
“Global Note”	2.1(b)

Appendix A-1

Term:	Defined in Section:
“Global Notes Legend”	2.2(e)
“IAI Global Note”	2.1(b)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.2(e)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(a)

Section 2.1 Form and Dating

(a) The Initial Notes issued on the date hereof shall be (i) offered and sold by the Company to the initial purchasers thereof and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). Additional Notes may also be considered to be Rule 144A Notes or Regulation S Notes, as applicable.

(b) Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form, numbered RA-1 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global Notes, numbered RS-1 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in this Indenture. One or more global Notes in definitive, fully registered form without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend, numbered RIAI-1 upward (collectively, the “IAI Global Note”) shall also be issued on the Issue Date, deposited with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in this Indenture, to accommodate transfers of beneficial interests in the Notes to IAIs subsequent to the initial distribution. The Rule 144A Global Note, the IAI Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of this Indenture and Section 2.2(c) of this Appendix A.

(c) Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.02 of this Indenture and pursuant to an Authentication Order of the Company, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

Appendix A-2

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d) Definitive Notes. Except as provided in Section 2.2 or Section 2.3 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.2 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(i) to register the transfer of such Definitive Notes; or

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(2) in the case of Transfer Restricted Notes, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.2(b) of this Appendix A or otherwise in accordance with the Restricted Notes Legend, and are accompanied by a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with:

(i) a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and

Appendix A-3

(ii) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If the applicable Global Note is not then outstanding, the Company shall issue and the Trustee shall authenticate, upon an Authentication Order, a new applicable Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth in Section 2.2(d) of this Appendix A, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.3 of this Appendix A), a Global Note may not be transferred except as a whole and not in part if the transfer is by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d) Restrictions on Transfer of Global Notes; Voluntary Exchange of Interests in Transfer Restricted Global Notes for Interests in Unrestricted Global Notes.

(i) Transfers by an owner of a beneficial interest in a Rule 144A Global Note or an IAI Global Note to a transferee who takes delivery of such interest through another Transfer Restricted Global Note shall be made in accordance with the Applicable Procedures and the Restricted Notes Legend and only upon receipt by the Trustee of a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto. In addition, in the case of a transfer of a beneficial interest in either a Regulation S Global Note or a Rule 144A Global Note for an interest in an IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit B to the Trustee.

Appendix A-4

(ii) During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures, the Restricted Notes Legend on such Regulation S Global Note and any applicable securities laws of any state of the U.S. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through a Rule 144A Global Note or an IAI Global Note shall be made only in accordance with the Applicable Procedures and the Restricted Notes Legend and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period. Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.

(iii) Upon the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in an Unrestricted Global Note upon certification in the form provided on the reverse side of the Form of Note in Exhibit A for an exchange from a Regulation S Global Note to an Unrestricted Global Note.

(iv) Beneficial interests in a Transfer Restricted Note that is a Rule 144A Global Note or an IAI Global Note may be exchanged for beneficial interests in an Unrestricted Global Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and/or upon delivery of such legal opinions, certifications and other information as the Company or the Trustee may reasonably request.

(v) If no Unrestricted Global Note is outstanding at the time of a transfer contemplated by the preceding clauses (iii) and (iv), the Company shall issue and the Trustee shall authenticate, upon an Authentication Order, a new Unrestricted Global Note in the appropriate principal amount.

(e) Legends.

(i) Except as permitted by Section 2.2(d) and this Section 2.2(e) of this Appendix A, each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY

Appendix A-5

INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S UNDER THE SECURITIES ACT], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Appendix A-6

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Each Note shall bear the following additional legend (“ERISA Legend”):

BY ITS ACQUISITION OF THIS SECURITY OR ANY INTEREST HEREIN, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF (i) AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), (ii) A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR (iii) AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT DESCRIBED IN CLAUSE (i) OR (ii), OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

YOU REPRESENT AND WARRANT THAT EITHER (I) NO PORTION OF THE ASSETS USED BY YOU TO ACQUIRE OR HOLD THE NOTES OR ANY INTEREST THEREIN CONSTITUTES ASSETS OF (1) ANY EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), (2) ANY PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR (3) AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT DESCRIBED IN CLAUSES (1) OR (2) OR (II)(A) THE ACQUISITION AND HOLDING OF THE NOTES OR ANY INTEREST THEREIN BY YOU WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED

Appendix A-7

TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAW AND (B) NONE OF THE TRANSACTION PARTIES (AS DEFINED HEREIN) HAS ACTED AS YOUR FIDUCIARY, OR HAS BEEN RELIED UPON BY YOU FOR ANY INVESTMENT ADVICE OR INVESTMENT RECOMMENDATION, WITH RESPECT TO YOUR DECISION TO INVEST IN THE NOTES PURSUANT TO THE OFFERING DESCRIBED IN THIS OFFERING MEMORANDUM.

YOU ACKNOWLEDGE THAT WE, THE INITIAL PURCHASERS AND OTHERS WILL RELY UPON THE TRUTH AND ACCURACY OF THE ABOVE ACKNOWLEDGMENTS, REPRESENTATIONS AND AGREEMENTS. YOU AGREE THAT IF ANY OF THE ACKNOWLEDGMENTS, REPRESENTATIONS OR AGREEMENTS YOU ARE DEEMED TO HAVE MADE BY YOUR PURCHASE OF NOTES IS NO LONGER ACCURATE, YOU WILL PROMPTLY NOTIFY US AND THE INITIAL PURCHASERS. IF YOU ARE PURCHASING ANY NOTES AS A FIDUCIARY OR AGENT FOR ONE OR MORE INVESTOR ACCOUNTS, YOU REPRESENT THAT YOU HAVE SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH OF THOSE ACCOUNTS AND THAT YOU HAVE FULL POWER TO MAKE THE ABOVE ACKNOWLEDGMENTS, REPRESENTATIONS AND AGREEMENTS ON BEHALF OF EACH ACCOUNT.

(ii) Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the Restricted Notes Legend and the Definitive Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and provides such legal opinions, certifications and other information as the Company or the Trustee may reasonably request.

(iii) Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Registrar or the Custodian, to reflect such reduction.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be imposed on any Holder by the Company, any Guarantor, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by this Indenture in connection therewith.

Appendix A-8

(iii) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(v) In order to effect any transfer or exchange of an interest in any Transfer Restricted Note for an interest in a Note that does not bear the Restricted Notes Legend and has not been registered under the Securities Act, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel, in form reasonably acceptable to the Registrar to the effect that no registration under the Securities Act is required in respect of such exchange or transfer or the re-sale of such interest by the beneficial holder thereof, shall be required to be delivered to the Registrar and the Trustee.

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.3 Definitive Notes.

(a) A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.2 of this Appendix A and (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Note or if

Appendix A-9

at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Company within 90 days of such notice or after the Company becomes aware of such cessation, (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from DTC or (iii) the Company, in its sole discretion and subject to the procedures of DTC, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under this Indenture. In addition, any Affiliate of the Company or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note by providing a written request to the Company and the Trustee and such Opinions of Counsel, certificates or other information as may be required by this Indenture or the Company or Trustee.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.3 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.3 shall be executed, authenticated and delivered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in a Global Note that is a Transfer Restricted Note shall, except as otherwise provided by Section 2.2(e) of this Appendix A, bear the Restricted Notes Legend.

(c) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.3(a) of this Appendix A, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

Appendix A-10

EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the ERISA Legend, if applicable, pursuant to the provisions of the Indenture.]

Exhibit A-1

CUSIP [   ]

ISIN [   ]1

[RULE 144A][REGULATION S] [IAI] [GLOBAL] NOTE

8.675% Senior Secured Second Lien Notes due 2027

No. [RA- ] [RS- ] [RIAI- ] [U- ]	[$ ]

MATTHEWS INTERNATIONAL CORPORATION

promises to pay to [CEDE & CO.]2 [   ]3 or registered assigns the principal sum of Dollars ($  ) on October 1, 2027.

Interest Payment Dates: April 1 and October 1

Record Dates: March 15 and September 15

[1]	Rule 144A Note CUSIP: 577128AC5

Rule 144A Note ISIN: US577128AC59

Regulation S Note CUSIP: U57624 AB1

Regulation S Note ISIN: USU57624AB14

[2]	Include in Definitive Notes.
[3]	Include in Global Notes.

Exhibit A-2

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

Dated:

MATTHEWS INTERNATIONAL CORPORATION

By:
Name:
Title:

Exhibit A-3

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

TRUIST BANK, as Trustee

By:
Authorized Signatory

Dated:

Exhibit A-4

[Reverse Side of Note]

8.675% Senior Secured Second Lien Notes due 2027

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Matthews International Corporation, a Pennsylvania corporation (the “Company”), promises to pay interest on the principal amount of this Note at 8.675% per annum until but excluding maturity. The Company shall pay interest semi-annually in arrears on April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including September 27, 2024; provided that the first Interest Payment Date shall be April 1, 2025. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Company shall pay interest on the Notes to the Persons who are registered holders of Notes at the close of business on March 15 or September 15 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and premium, if any, may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and interest on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, Truist Bank, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Restricted Subsidiaries may act in any such capacity.

4. INDENTURE. The Company issued the Notes under an Indenture, dated as of September 27, 2024 (as amended or supplemented from time to time, the “Indenture”), among the Company, the Guarantors named therein, the Trustee and the Collateral Agent. This Note is one of a duly authorized issue of notes of the Company designated as its 8.675% Senior Secured Second Lien Notes due 2027. The Company shall be entitled to issue Additional Notes pursuant to Section 2.01 and in compliance with the Indenture. The Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. Any term used in this Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

Exhibit A-5

5. REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of an Offer to Purchase, as further described in the Indenture. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered for repurchase in connection with an Offer to Purchase, except for the unredeemed portion of any Note being redeemed or repurchased in part.

7. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Notes or the Note Guarantees may be amended or supplemented, and provisions in the Indenture, the Notes or the Note Guarantees may be waived, in each case, as provided in the Indenture.

9. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11. GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

12. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

Matthews International Corporation

Two NorthShore Center

Pittsburgh, Pennsylvania 15212

Fax No.: (412) 442-8290

Email: rbeard@matthewsintl.com; bwalters@matthewsintl.com

Attention: Senior Vice President, Tax and Treasurer; Executive Vice President and General Counsel

Exhibit A-6

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint               to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on

the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-7

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFERS OF TRANSFER RESTRICTED NOTES

This certificate relates to $    principal amount of Notes held in (check applicable space)       book-entry or       definitive form by the undersigned.

The undersigned (check one box below):

☐

has requested the Trustee by written order to deliver in exchange for its beneficial interest in a Global Note held by the Depositary a Note or Notes in either definitive or global registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1) ☐	to the Company or Subsidiary thereof; or

(2) ☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3) ☐	pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or

(4) ☐

to a Person that the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A; or

(5) ☐

pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act (and if the transfer is being made prior to the expiration of the Distribution Compliance Period, the Notes shall be held immediately thereafter through Euroclear or Clearstream); or

(6) ☐

to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7) ☐	pursuant to Rule 144 under the Securities Act; or

(8) ☐	pursuant to another available exemption from registration under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6), (7) or (8) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company or the

Exhibit A-8

Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Your Signature

Date:
Signature of Signature
Guarantor

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:
NOTICE: To be executed by an executive officer
Name:
Title:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-9

TO BE COMPLETED IF THE HOLDER REQUIRES AN EXCHANGE FROM A REGULATION S GLOBAL NOTE TO AN UNRESTRICTED GLOBAL NOTE, PURSUANT TO SECTION 2.2(d)(iii) OF APPENDIX A TO THE INDENTURE

The undersigned represents and warrants that either:

☐	the undersigned is not a dealer (as defined in the Securities Act) and is a non-U.S. person (within the meaning of Regulation S under the Securities Act); or

☐

the undersigned is not a dealer (as defined in the Securities Act) and is a U.S. person (within the meaning of Regulation S under the Securities Act) who purchased interests in the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act; or

☐

the undersigned is a dealer (as defined in the Securities Act) and the interest of the undersigned in this Note does not constitute the whole or a part of an unsold allotment to or subscription by such dealer for the Notes.

Date:
Your Signature

Exhibit A-10

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.15 or Section 4.16 of the Indenture, check the appropriate box below:

[   ] Section 4.15 [   ] Section 4.16

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.15 or Section 4.16 of the Indenture, state the amount you elect to have purchased:

	$____________	(minimum amount of $2,000 and integral multiples of $1,000 in excess thereof, provided that the unpurchased portion must be in a minimum principal amount of $2,000)

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Guarantor	Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-11

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $       . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee, Depositary or Custodian

*	This schedule should be included only if the Note is issued in global form.

Exhibit A-12

EXHIBIT B

FORM OF INSTITUTIONAL ACCREDITED INVESTOR

TRANSFEREE LETTER OF REPRESENTATION

Matthews International Corporation

Two NorthShore Center

Pittsburgh, Pennsylvania 15212

Fax No.: (412) 442-8290

Email: rbeard@matthewsintl.com; bwalters@matthewsintl.com

Attention: Senior Vice President, Tax and Treasurer; Executive Vice President and General Counsel

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $300,000,000 principal amount of the 8.675% Senior Secured Second Lien Notes due 2027 (the “Notes”) of Matthews International Corporation (the “Company”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only in accordance with the Restricted Notes Legend (as such term is defined in the indenture under which the Notes were issued) on the Notes and any applicable securities laws of any state of the United States. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and

Exhibit B-1

that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes with respect to applicable transfers described in the Restricted Notes Legend to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.

TRANSFEREE:

By:

Exhibit B-2

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [  ] [  ], 20[  ], among Matthews International Corporation, a Pennsylvania corporation (the “Company”),          (the “Guaranteeing Subsidiary”), a subsidiary of the Company, and Truist Bank, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Company and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture, dated as of September 27, 2024 (the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 8.675% Senior Secured Second Lien Notes due 2027 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be deemed to be an original, but all of them together represent the same agreement.

Exhibit C-1

6. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

MATTHEWS INTERNATIONAL CORPORATION

By:
Name:
Title:

TRUIST BANK, as Trustee

By:
Name:
Title:

Exhibit C-2